Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Howard Hughes Insurance Holdings, LLC,

HOWARD HUGHES HOLDINGS INC. (SOLELY FOR PURPOSES OF SECTION 11.15),

VANTAGE GROUP HOLDINGS LTD.,

CARLYLE PARTNERS VII CAYMAN HOLDINGS V, L.P.,

H&F VANTAGE AGGREGATOR, L.P.,

THE PERSONS SET FORTH ON ANNEX I,

and

CARLYLE PARTNERS VII CAYMAN HOLDINGS V, L.P. and

H&F VANTAGE AGGREGATOR, L.P., AS THE SELLERS’ REPRESENTATIVES

Dated as of December 17, 2025

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ANNEXES

Annex I	Additional Shareholders

EXHIBITS

Exhibit A	Form of Payments Administration Agreement
Exhibit B	Escrow Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of December 17, 2025, is made by and among Howard Hughes Insurance Holdings, LLC, a Delaware limited liability company (“Buyer”), Howard Hughes Holdings Inc., a Delaware corporation (“Buyer Parent”) (solely for purposes of Section 11.15), Vantage Group Holdings Ltd., a Bermuda exempted company with liability limited by shares (the “Company”), Carlyle Partners VII Cayman Holdings V, L.P., a Cayman Islands exempted limited partnership (the “Carlyle Investor”), H&F Vantage Aggregator, L.P., a Cayman Islands exempted limited partnership (the “H&F Investor”), each of the Persons set forth on Annex I (the “Additional Shareholders”, and each of the Additional Shareholders, the Carlyle Investor and the H&F Investor, a “Seller” and collectively, the “Sellers”), and the Carlyle Investor and the H&F Investor, solely in their capacities as the Sellers’ representatives as set forth in this Agreement (together, the “Sellers’ Representatives”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 10.1.

R E C I T A L S:

WHEREAS, Sellers legally and beneficially own in the aggregate all of the issued and outstanding Company Common Shares and Company Options;

WHEREAS, Sellers wish to sell the Company Common Shares to Buyer and Buyer wishes to purchase the Company Common Shares from Sellers on the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Buyer has delivered to the Sellers’ Representatives the Equity Commitment Letter.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

Article 1

Sale and Purchase of Company Common Shares

Section 1.1      Sale and Purchase of Company Common Shares. Subject to the terms and conditions hereof, at the Closing, Sellers shall sell, convey, assign, transfer and deliver all of each Seller’s right, title and interest in and to the Company Common Shares to Buyer, and Buyer shall purchase, acquire and accept all of Sellers’ right, title and interest in and to the Company Common Shares from Sellers, free and clear of Liens except transfer restrictions under securities Laws, for the Closing Payments and any amounts included within the Company Leakage and Transaction Expenses Reserve Escrow Amount released to the Equityholders pursuant to the terms of Section 1.4.

Section 1.2      Company Closing Statement; Payments Schedule.

(a)            At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Company Closing Statement”) setting forth the Company’s good faith calculation of the Adjusted Consideration, including the Company’s good faith calculations of (i) the amount of any Company Leakage, (ii) the Ticking Fee (if any), (iii) the Aggregate Option Exercise Price Amount and (iv) the amount of Company Transaction Expenses. The calculations set forth in the Company Closing Statement shall be determined in accordance with the applicable definitions set forth in this Agreement. Following the delivery of the Company Closing Statement and prior to the Closing, the Company shall reasonably consult with Buyer to answer any questions Buyer may have, including by providing any reasonable applicable back-up documentation, acting reasonably and in good faith, with respect to such calculations and proposed amounts and the Company shall consider in good faith any reasonable comments made by Buyer in good faith in writing regarding such calculations and amounts in the Company Closing Statement. At least three (3) Business Days prior to the Closing Date, to the extent the Company and Buyer mutually agree in writing on any changes to the Company Closing Statement, the Company shall revise the Company Closing Statement to reflect such mutually agreed changes and such revised Company Closing Statement shall thereafter be considered the Company Closing Statement for all purposes of this Agreement.

(b)            At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Payments Schedule”) setting forth, for each Equityholder, the Company’s good faith calculation, as applicable, of (i) the Adjusted Per Share Consideration, (ii) the Adjusted Per Option Consideration, (iii) the Adjusted Per RSU Consideration, (iv) the Adjusted Per DSU Consideration and (v) such Equityholder’s Percentage Interest, in each case, based on the amounts and calculations set forth in the Company Closing Statement and determined in accordance with the applicable definitions set forth in this Agreement. Buyer and its Affiliates shall be entitled to rely on the Company Closing Statement and Payments Schedule in making payments under this Agreement.

Section 1.3      Payments in Respect of Interests.

(a)            Company Common Shares. Each Seller of a Company Common Share issued and outstanding immediately prior to the Closing shall, upon the terms and subject to the conditions of this Agreement, upon the Closing, be entitled to receive (i) an amount in cash equal to the Adjusted Per Share Consideration applicable to such holder as set forth in the Payments Schedule, (ii) a portion (if any) of the Sellers’ Representatives Expense Amount released if and when as set forth in Section 9.1(b) and (iii) a portion (if any) of any Company Leakage and Transaction Expenses Reserve Escrow Amount released if and when as set forth in Section 1.4.

(b)            Company Options; Company RSUs and Company DSUs. Prior to the Closing, and conditioned on Closing, the Board of Directors of the Company (or a committee thereof) shall have adopted appropriate resolutions necessary and appropriate to provide that:

(i)         Company Options. Each Company Option (whether vested or unvested) that is outstanding immediately prior to the Closing shall, upon the Closing, automatically fully vest, be canceled and cease to exist. In full consideration of such cancelation, each Company Optionholder shall, upon the terms and subject to the conditions of this Agreement, upon the Closing, be entitled to receive, without interest, in respect of each Company Option held by him, her or it (A) an amount in cash set forth in the Payments Schedule equal to (I) the excess, if any, of the Adjusted Per Share Consideration over the exercise price set forth in the Award Agreement for such Company Option multiplied by (II) the number of Company Common Shares covered by such Company Option (the “Adjusted Per Option Consideration”), less any applicable withholding taxes, (B) a portion (if any) of the Sellers’ Representatives Expense Amount released if and when as set forth in Section 9.1(b) and (C) a portion (if any) of the Company Leakage and Transaction Expenses Reserve Escrow Amount released if and when as set forth in Section 1.4, less any applicable withholding taxes. For the avoidance of doubt, any Company Option for which the exercise price is equal to or greater than the Adjusted Per Share Consideration will, upon the Closing, be cancelled and forfeited for no consideration.

(ii)        Company RSUs. Each Company RSU that is outstanding immediately prior to the Closing shall, upon the Closing, automatically fully vest, be canceled and cease to exist. In full consideration of such cancelation, each Company RSU Holder shall, upon the terms and subject to the conditions of this Agreement, upon the Closing, be entitled to receive, without interest, in respect of each Company RSU held by him, her or it (A) an amount in cash equal to the Adjusted Per Share Consideration applicable to the holder thereof as set forth in the Payments Schedule (the “Adjusted Per RSU Consideration”), less any applicable withholding taxes, (B) a portion (if any) of the Sellers’ Representatives Expense Amount released if and when as set forth in Section 9.1(b) and (C) a portion (if any) of the Company Leakage and Transaction Expenses Reserve Escrow Amount released if and when as set forth in Section 1.4, less any applicable withholding taxes.

(iii)       Company DSUs. Each Company DSU that is outstanding immediately prior to the Closing shall, upon the Closing, automatically fully vest, be canceled and cease to exist. In full consideration of such cancelation, each Company DSU Holder shall, upon the terms and subject to the conditions of this Agreement, upon the Closing, be entitled to receive, without interest, in respect of each Company DSU held by him, her or it (A) an amount in cash equal to the Adjusted Per Share Consideration applicable to the holder thereof as set forth in the Payments Schedule (the “Adjusted Per DSU Consideration”), less any applicable withholding taxes, (B) a portion (if any) of the Sellers’ Representatives Expense Amount released if and when as set forth in Section 9.1(b) and (C) a portion (if any) of the Company Leakage and Transaction Expenses Reserve Escrow Amount released if and when as set forth in Section 1.4, less any applicable withholding taxes.

Section 1.4      Leakage; Company Transaction Expenses.

(a)            The Company and Sellers each agree that no Company Leakage shall be authorized, permitted or paid between the execution of this Agreement and the Closing (except, for the avoidance of doubt, Permitted Company Leakage). The Company and the Sellers’ Representatives shall notify Buyer in writing as soon as reasonably practicable after any such Person becomes aware of any Company Leakage (other than Permitted Company Leakage), including reasonably detailed information regarding the nature and amount of any such Company Leakage.

(b)            Prior to 11:59 p.m. Eastern Time on the three (3)-month anniversary of the Closing Date (or the next Business Day if such date is not a Business Day), Buyer shall provide written notice to the Sellers’ Representatives of the amount of any Company Leakage and Company Transaction Expenses to the extent in excess of the amounts included in the Company Closing Statement(the “Additional Leakage and Transaction Expenses” and such notice, the “Additional Leakage and Transaction Expenses Notice”).

(c)            Within thirty (30) days after delivery of the Additional Leakage and Transaction Expenses Notice, the Sellers’ Representatives shall notify Buyer whether they accept or dispute the accuracy of the Additional Leakage and Transaction Expenses Notice. If the Sellers’ Representatives dispute the accuracy of the Additional Leakage and Transaction Expenses Notice, the Sellers’ Representatives shall deliver a written notice to Buyer specifying in reasonable detail those items and amounts as to which the Sellers’ Representatives disagree and setting forth the Sellers’ Representatives’ calculation of such disputed amounts (a “Dispute Notice”) and the Sellers’ Representatives shall be deemed to have agreed with all other items and amounts contained in the Additional Leakage and Transaction Expenses Notice. If the Sellers’ Representatives notify Buyer that they accept the Additional Leakage and Transaction Expenses Notice, or do not deliver a Dispute Notice to Buyer during such thirty (30)-day period, the Sellers’ Representatives shall be considered to have accepted the accuracy of the Additional Leakage and Transaction Expenses Notice delivered by Buyer, and such Additional Leakage and Transaction Expenses Notice shall be final, conclusive and binding upon the parties to this Agreement. If a Dispute Notice has been timely delivered by the Sellers’ Representatives pursuant to this Section 1.4(c), Buyer and the Sellers’ Representatives shall discuss in good faith in an attempt to mutually agree on any disputed items and amounts set forth in such Dispute Notice for a period of thirty (30) days following delivery of a Dispute Notice (as such time period may be extended by the mutual agreement of Buyer and the Sellers’ Representatives). If Buyer and the Sellers’ Representatives resolve their differences over the disputed items and amounts in such Dispute Notice in accordance with the foregoing procedure, the Additional Leakage and Transaction Expenses Notice shall be revised to reflect such resolution and the amount of Additional Leakage and Transaction Expenses agreed upon as reflected in such revised Additional Leakage and Transaction Expenses Notice shall be final, conclusive and binding on the parties to this Agreement.

(d)            If Buyer and the Sellers’ Representatives fail to resolve their differences over the disputed items and amounts in a Dispute Notice within such thirty (30)-day period set forth in Section 1.4(c) (as such time period may be extended by the mutual agreement of Buyer and the Sellers’ Representatives), then Buyer and the Sellers’ Representatives shall promptly jointly request that (i) a nationally recognized independent public accounting firm as shall be mutually agreed by Buyer and the Sellers’ Representatives, or (ii) if Buyer and the Sellers’ Representatives are unable to agree upon such firm within ten (10) Business Days after the end of such thirty (30)-day period (as such time period may be extended by the mutual agreement of Buyer and the Sellers’ Representatives), then within an additional ten (10) Business Days, Buyer and the Sellers’ Representatives shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accountant”), make a binding determination only as to the disputed items and amounts in the Dispute Notice in accordance with the terms of this Agreement. The Independent Accountant will, under the terms of its engagement, (A) act as an expert and not an arbitrator and (B) have no more than thirty (30) days from the date of referral within which to render its written decision with respect to such disputed items and amounts. The Independent Accountant shall consider only those items or amounts in the Closing Statement as to which Buyer and the Sellers’ Representatives are in disagreement. The Independent Accountant shall deliver to Buyer and the Sellers’ Representatives a written report setting forth its adjustments, if any, to the Additional Leakage and Transaction Expenses Notice based on the Independent Accountant’s determination with respect to the disputed items and amounts in accordance with this Agreement based solely on the written submissions of Buyer and the Sellers’ Representatives and not an independent review, and the definition of Company Leakage and such report shall include the calculations supporting such adjustments; provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Sellers’ Representatives or less than the smallest value for such item claimed by Buyer or the Sellers’ Representatives, as applicable. Such report shall be final, conclusive and binding on the parties to this Agreement, absent fraud or manifest error. The fees and expenses of the Independent Accountant shall be allocated to be paid by Buyer and the Sellers’ Representatives in inverse proportion (based on the disputed amounts proposed by each to the Independent Accountant) as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations and resulting fee allocation shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. Promptly after any matter is referred to the Independent Accountant under this Section 1.4(d), Buyer and the Sellers’ Representatives shall deliver to the Independent Accountant copies of any schedules or documentation that may reasonably be required or requested by the Independent Accountant to make its determination. Each of Buyer and the Sellers’ Representatives shall be entitled to submit to the Independent Accountant a memorandum setting forth its position with respect to the disputed items, which shall also be provided to Buyer and the Sellers’ Representatives, as applicable. No party to this Agreement shall be permitted to communicate with the Independent Accountant other than as expressly set forth herein, and no ex parte communications with the Independent Accountant shall be permitted in any event.

(e)            If no Additional Leakage and Transaction Expenses Notice is timely delivered pursuant to Section 1.4(b), then Buyer and the Sellers’ Representatives shall deliver joint written instructions to the Escrow Agent to release the Company Leakage and Transaction Expenses Reserve Escrow Amount to the Paying Agent (as defined below) for distribution to the Equityholders in accordance with their respective Percentage Interests.

(f)             If an Additional Leakage and Transaction Expenses Notice is timely delivered pursuant to Section 1.4(b), then Buyer and Sellers’ Representatives shall promptly (but in any event within three (3) Business Days) after the date the Additional Leakage and Transaction Expenses is finally determined pursuant to Sections 1.4(c) and 1.4(d), deliver joint written instructions to the Escrow Agent to (A) release an amount equal to the final determination of Additional Leakage and Transaction Expenses (if any) plus a pro rata portion of the interest on the Company Leakage and Transaction Expenses Reserve Escrow Amount to Buyer (but in no event an amount that is greater than the Company Leakage and Transaction Expenses Reserve Escrow Amount, which shall be Buyer’s sole recourse in the event of a final determination of Additional Leakage and Transaction Expenses (if any) other than in the case of Fraud) and (B) release the balance (if any) of the Company Leakage and Transaction Expenses Reserve Escrow Amount plus a pro rata portion of the interest thereon to the Paying Agent (as defined below) for distribution to the Equityholders in accordance with their respective Percentage Interests. Buyer shall not be entitled to any remedy in respect of any Additional Leakage and Transaction Expenses in excess of the Company Leakage and Transaction Expenses Reserve Escrow Amount pursuant to this Section 1.4 except in respect of Fraud.

Section 1.5      Paying Agent.

(a)            Prior to the Closing Date, Buyer and the Sellers’ Representatives shall enter into a Payments Administration Agreement with the Paying Agent, substantially in the form of Exhibit A attached hereto, with such changes as may be required by the Paying Agent and reasonably acceptable to Buyer and the Sellers’ Representatives (the “Payments Administration Agreement”). All fees and expenses of the Paying Agent shall be paid by Buyer.

(b)            If a Company Shareholder has validly designated to the Paying Agent on or before the third (3rd) Business Day prior to the Closing an account in the name of such Company Shareholder to which such Company Shareholder’s aggregate amount of the Adjusted Per Share Consideration is to be delivered, and contact details and other information required by the Paying Agent, including an IRS Form W-9 or W-8, as applicable (collectively, the “Required Materials”), the Sellers’ Representatives and Buyer shall cause the Paying Agent to deliver or cause to be delivered to the such Company Shareholder on the Closing Date, by wire transfer of immediately available funds, the aggregate amount of the Adjusted Per Share Consideration to which such Company Shareholder is entitled under Section 1.3 in respect of his, her or its Company Common Shares to such accounts designated by such Company Shareholder in the name of such Company Shareholder. If a Company Shareholder validly designates to the Paying Agent after the third (3rd) Business Day prior to the Closing an account in the name of such Company Shareholder to which such Company Shareholder’s aggregate amount of the Adjusted Per Share Consideration is to be delivered and duly and validly completes the other Required Materials, the Sellers’ Representatives and Buyer shall cause the Paying Agent to deliver or cause to be delivered to the such Company Shareholder within three (3) Business Days after its receipt of such account designation information and other Required Materials, by wire transfer of immediately available funds, the aggregate amount of the Adjusted Per Share Consideration to which such Company Shareholder is entitled under Section 1.3 in respect of his, her or its Company Common Shares to such accounts designated by such Company Shareholder in the name of such Company Shareholder.

(c)            Any portion of the funds held by the Paying Agent pursuant to this Agreement that remains undistributed to the Company Shareholders twelve (12) months after the Closing Date shall be delivered to the Company, upon demand, and any Company Shareholder that has not previously complied with this Section 1.5 prior to the end of such twelve (12)-month period shall thereafter look only to the Company for payment of its claim for the applicable portion of the Adjusted Per Share Consideration in respect of any Company Common Shares. If any such undistributed amounts (the “Remaining Funds”) are not duly claimed by the applicable Company Shareholder immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority, any such Remaining Funds unclaimed by the applicable Company Shareholder immediately prior to such time shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.6      Withholding. Buyer and Sellers (and their respective Affiliates or agents) shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 1.6, Buyer shall, other than with respect to any compensatory payment, give (or cause to be given) the Sellers’ Representatives notice at least five days prior to any anticipated deduction or withholding (together with the legal and factual basis therefor), and reasonably cooperate with the Carlyle Investor and the H&F Investor in good faith to attempt to reduce or eliminate, to the extent permissible under applicable Law, any amounts that would otherwise be deducted and withheld pursuant to this Section 1.6, including by allowing Carlyle Investor and the H&F Investor to provide any forms or other documentation that are necessary to avoid such deduction or withholding.

Article 2

The Closing

Section 2.1      Closing. The closing of the sale and purchase of the Company Common Shares contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. New York City time by electronic exchange of signature pages on the date that is three (3) Business Days following the date on which each of the conditions set forth in Article 7 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Buyer and the Sellers’ Representatives. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”.

Section 2.2      Closing Payments. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following (collectively, the “Closing Payments”):

(a)            the aggregate amount of the Adjusted Per Share Consideration payable to the Company Shareholders to the Paying Agent, for further distribution by the Paying Agent to the Company Shareholders, pursuant to, and in accordance with, the terms of this Agreement, the Payments Schedule and the Payments Administration Agreement;

(b)            the aggregate amount of the Adjusted Per Option Consideration, the Adjusted Per RSU Consideration and the Adjusted Per DSU Consideration payable in respect of all then outstanding Company Options, Company RSUs and Company DSUs to accounts specified by the Company at least five (5) Business Days prior to the Closing Date, for further distribution by the Company to the Company Optionholders, Company RSU Holders and Company DSU Holders through the payroll system or payroll provider of the Company, no later than the first regularly scheduled payroll that occurs at least five (5) Business Days following the Closing (or, to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A of the Code);

(c)            $2,000,000 (such amount, the “Sellers’ Representatives Expense Amount”) into an account of the Sellers’ Representatives to satisfy expenses of the Sellers’ Representatives in their capacity as such;

(d)            the Company Transaction Expenses, in the amounts set forth in the Company Closing Statement delivered hereunder and pursuant to wire instructions provided to Buyer by the Sellers’ Representatives at least five (5) Business Days prior to the Closing Date, to the payees thereof; and

(e)            an amount equal to the Company Leakage and Transaction Expenses Reserve Escrow Amount into an escrow account established pursuant to the terms and conditions of an escrow agreement by and among Buyer, the Sellers’ Representatives and the Escrow Agent, substantially in the form as Exhibit B, with such changes as may be required by the Escrow Agent and reasonably acceptable to Buyer and the Sellers’ Representatives (the “Escrow Agreement”). All fees and expenses of the Escrow Agent incurred pursuant to the Escrow Agreement shall be paid by Buyer.

Section 2.3      Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers’ Representatives the certificate referred to in Section 7.2(a).

Section 2.4      Sellers’ Additional Closing Date Deliveries. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(a)            the certificates referred to in Section 7.1(a);

(b)            a digital record containing a copy of the information and documents set forth in the Data Room as of the Closing Date;

(c)            evidence of the termination of the Related Party Agreements as set forth in Section 5.6;

(d)            evidence of the release of all Liens on assets of Vantage Risk Ltd pledged pursuant to the Pledge Agreement, dated as of November 9, 2021, CHG2221412, in favor of HSBC Bank Bermuda Limited – Credit Services;

(e)            evidence of the termination of the J.P. Morgan Engagement Letter and the Solebury Engagement Letter, in a manner that, subject to the payment of the fees due thereunder in connection with the Closing as reflected as Company Leakage, extinguishes all liabilities and obligations of the Group Companies as of the Closing except for the customary indemnification or confidentiality obligations set forth therein;

(f)             evidence that the Group Companies have obtained the “tail” insurance policy naming the Indemnified Persons as beneficiaries pursuant to Section 5.12(c);

(g)            (i) share certificates (if any) relating to (A) Sellers’ ownership of the Company Common Shares, (B) the Company’s ownership of its direct and indirect Subsidiaries and (C) the preference shares in AdVantage Reinsurance Bermuda Ltd. owned by any Company Entity and (ii) share transfer forms in respect of the transfer of Company Common Shares from Sellers to the Buyer;

(h)            board (and as applicable, shareholder) resolutions of the Company authorizing the transactions contemplated hereby;

(i)             resignations, dated the Closing Date, of each member of the board of directors and each officer of a Group Company, in each case, to the extent requested by Buyer, effective at or prior to the Closing;

(j)             Certificates of Compliance (from the Registrar of Companies in Bermuda and for regulated entities, the Bermuda Monetary Authority) confirming the compliance and good standing of the Company and its Bermuda Subsidiaries; and

(k)            executed counterparts to the Transaction Documents.

Section 2.5      Other Closing Date Deliveries. At the Closing:

(a)            Buyer shall deliver to the Sellers’ Representatives, and the Sellers’ Representatives shall deliver to Buyer, a duly executed counterpart to the Payments Administration Agreement; and

(b)            Buyer shall deliver to the Sellers’ Representatives, a counterpart to the Escrow Agreement duly executed by Buyer and the Escrow Agent, and the Sellers’ Representatives shall deliver to Buyer a counterpart to the Escrow Agreement duly executed by the Sellers’ Representatives.

Article 3

Representations and Warranties regarding the Company and Sellers

Except as set forth in the Seller Disclosure Schedule (with the disclosure in any section or subsection of the Seller Disclosure Schedule being deemed to qualify or apply to the corresponding section or subsection of this Article 3 and any other section or subsection of this Article 3 to the extent it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other section or subsection of this Article 3), the Company, jointly and severally as to the Group Companies, and each Seller, severally (and not jointly or jointly and severally), as to on behalf of itself and not any other Seller, hereby represents and warrants to Buyer as follows:

Section 3.1      Corporate Status.

(a)            The Company is duly incorporated and organized, validly existing and in good standing under the laws of Bermuda and has all requisite power and authority to carry on its business as now conducted.

(b)            The Company (i) has the requisite power and authority to own, lease or otherwise hold its assets and properties and to operate its business as now conducted and (ii) is duly qualified to do business and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so organized, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c)            The Company is not in material violation of any of the provisions of its Organizational Documents.

Section 3.2      Corporate and Governmental Authorization.

(a)            The Company and Sellers have all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party, to perform their obligations hereunder and thereunder, as applicable, and to consummate the transactions contemplated hereby and thereby, as applicable. The execution and delivery by the Company and Sellers of this Agreement and each other Transaction Document to which they are a party, the performance of the Company’s and Sellers’ obligations hereunder and thereunder, as applicable, and the consummation of all the transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized and approved by all requisite organizational action of the Company and Sellers and no other proceeding (including by their Equityholders) on the part of the Company or Sellers is necessary to authorize this Agreement and the Transaction Documents to which the Company or Sellers are or will be a signatory or to consummate the transactions contemplated hereby. The Company and Sellers have duly executed and delivered this Agreement and, on the Closing Date, the Company and Sellers will have duly executed and delivered each other Transaction Document to which they are a party. This Agreement constitutes (assuming due authorization, execution and delivery by each party to this Agreement), and each other Transaction Document, when executed and delivered by the Company and Sellers will constitute (assuming due authorization, execution and delivery by Buyer or such other party thereto), the legal, valid and binding obligation of Sellers enforceable against them in accordance with its terms, except in each case as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b)            Except as set forth in Section 3.2 of the Seller Disclosure Schedule, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), none of the execution and delivery of this Agreement and each other Transaction Document by the Company or Sellers or the performance of the Company’s or Sellers’ obligations hereunder or thereunder require any notices, filings with, or authorizations, consents or approvals of any Person or any Governmental Approvals to be obtained or made by the Company or Sellers prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to delay the Closing, materially adversely affect the ability of the Company or Sellers to perform their obligations hereunder or thereunder or have a Material Adverse Effect.

Section 3.3      Non-Contravention. Except as set forth in Section 3.2 or Section 3.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and each other Transaction Document by the Company and Sellers, and the performance of their obligations hereunder and thereunder, as applicable, do not (a) conflict with, violate or breach any provision of the Organizational Documents of any Seller or any Group Company, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with, violate or breach any provision of any applicable Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of a Contract or Permit or (d) result in the creation or imposition of any Lien other than Permitted Liens on any Assets, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to (i) have a Material Adverse Effect on the Group Companies, taken as a whole, (ii) delay the Closing or (iii) materially and adversely affect the Company or any Seller’s ability to timely perform its obligations under this Agreement, or (e) require a trust beneficiary consent, or the consent of any individual Seller’s spouse, in each case under any applicable Contract or under any “community property” or other applicable Law.

Section 3.4      Title to Interests.

(a)            Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, each Seller owns 100% of his, her or its Company Common Shares, beneficially and of record, free and clear of any Lien, other than transfer restrictions arising under securities Laws. All of the Company Common Shares have been duly and validly authorized and are validly issued, fully paid, and non-assessable, and none of the Company Common Shares are subject to or were issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of applicable Law and the Organizational Documents of the Company. There are no declared but unpaid dividends or other distributions in respect of any of the Company Common Shares. There are no shares of the Company issued or outstanding other than the Company Common Shares. The Company Common Shares are uncertificated.

(b)            Section 3.4(b) of the Seller Disclosure Schedule contains a true, complete and correct list as of the date of this Agreement of all the authorized, issued and outstanding Company Common Shares, Company Options, Company RSUs and Company DSUs as of the date hereof, including, with respect to Company Options, Company RSUs and Company DSUs, (i) the grant date, (ii) number of Company Common Shares subject to such award, (iii) the name of the holder and (iv) the exercise price, as applicable.

(c)            Except as set forth in Section 3.4(c) of the Seller Disclosure Schedule or as set forth in the Organizational Documents or Investor Shareholders Agreement of the Company, each as in effect on the date hereof, there are no outstanding (i) shares or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, transfer, settle or sell, any shares or other voting or equity interests in the Company or securities convertible into, or exercisable or exchangeable for, or for which the value is measured in whole or in part by reference to, shares or other voting or equity interests in the Company, (iv) voting trusts, proxies, contracts or other similar agreements or understandings to which any Group Company is a party or by which any Group Company is bound with respect to the voting of any shares or other voting or equity interests in the Company or (v) contractual obligations or commitments (including agreements relating to rights of first refusal, rights of first offer, preemptive rights, co-sale rights, “tag-along” rights or “drag-along” rights) of any character restricting the transfer of, or requiring the registration for sale of, any shares or other voting or equity interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any Company Securities.

(d)            Sellers have, prior to the date hereof, made available to Buyer true, complete and correct copies of the Organizational Documents of the Company and the Investor Shareholders Agreement of the Company as in effect on or prior to the date hereof.

Section 3.5      Subsidiaries; Ownership Interests.

(a)            Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of formation or organization and has requisite power and authority to carry on its business as now conducted. Each Subsidiary of the Company has the requisite power and authority to own, lease or otherwise hold its assets and properties and to operate its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation, limited liability company, company limited by shares or limited partnership, and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified (and where applicable, licensed) or in good standing, except where the failure to be so organized, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Subsidiaries of the Company, taken as a whole.

(b)            Section 3.5(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company as of the date hereof and each such Subsidiary’s jurisdiction of organization. Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, all of the issued and outstanding shares or share of capital stock and other voting or equity interests in each Subsidiary of the Company is wholly owned, beneficially and of record, directly or indirectly by the Company. All of the equity interests in each Subsidiary of the Company have been duly and validly authorized and are validly issued, fully paid, and non-assessable, are owned free and clear of all Liens (other than transfer restrictions arising under securities Laws), and none of the equity interests in the Subsidiaries of the Company are subject to or were issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of applicable Law and the Organizational Documents of each Subsidiary of the Company.

(c)            Except as set forth in Section 3.5(c) of the Seller Disclosure Schedule or as set forth in the Organizational Documents of such Subsidiary of the Company, there are no outstanding (i) shares of capital stock or other voting or equity interests in any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in any Subsidiary of the Company, (iii) options, warrants, subscriptions or other rights or agreements, commitments or understandings of any kind to acquire from the Group Companies, or other obligation of the Group Companies to issue, transfer or sell, any shares of capital stock or other voting or equity interests in any Subsidiary of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in any Subsidiary of the Company, (iv) voting trusts, proxies, Contracts or other similar agreements or understandings to which any Group Company is a party or by which any Group Company is bound with respect to the voting of any shares of capital stock or other voting or equity interests in any Subsidiary of the Company or (v) contractual obligations or commitments (including agreements relating to rights of first refusal, rights of first offer, preemptive rights, co-sale rights, “tag-along” rights or “drag-along” rights) of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock or other voting or equity interests in the Subsidiaries of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any Subsidiary Securities.

(d)            Except as set forth in Section 3.5(d) of the Seller Disclosure Schedule and Investment Assets acquired in the ordinary course of business, none of the Group Companies own any shares of capital stock or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock or other voting or equity interests in) any other Person.

(e)            Sellers have, prior to the date hereof, made available to Buyer true, complete and correct copies of the Organizational Documents of the Subsidiaries of the Company as in effect on or prior to the date hereof.

Section 3.6      Financial Statements; Accounting Controls.

(a)            Section 3.6 of the Seller Disclosure Schedule set forth a true, complete and correct copies of the following financial statements: (i) audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 and December 31, 2024, together with the report of their independent auditors thereon (collectively, the “Audited Financial Statements”), and (ii) unaudited interim consolidated financial statements of the Company at and for the period ended September 30, 2025 (the “Unaudited Financial Statements”), including in the case of each of clauses (i) and (ii) a balance sheet and statements of income or operations, cash flows and retained earnings (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements, including any footnotes thereto, have been prepared in good faith (x) based on the books and records of the Group Companies and (y) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Group Companies at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, and to any other adjustments described therein).

(b)            Section 3.6(b) of the Seller Disclosure Schedule lists, as of the date hereof, all Indebtedness of the Group Companies.

(c)            Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer complete and correct copies of (i) the SAP or GAAP, as applicable, audited statement of admitted assets, liabilities and capital and surplus of the Insurance Companies as of December 31, 2023 and December 31, 2024 and the related SAP or GAAP, as applicable, audited statements of income, changes in capital and surplus and cash flow for the fiscal years then ended (including the notes, exhibits or schedules thereto and any actuarial opinions, affirmations or certificates filed therewith), in each case, as filed with the applicable domiciliary Insurance Regulator and (ii) the SAP or GAAP, as applicable, unaudited statement of admitted assets, liabilities and capital and surplus of the Insurance Companies as of September 30, 2025 (the “Latest Insurance Company Financial Statements”) and the related SAP or GAAP, as applicable, unaudited statements of income, changes in capital and surplus and cash flow for the nine (9) month period then ended (including the notes, exhibits or schedules thereto and any actuarial opinions, affirmations or certificates filed therewith), as filed with the applicable domiciliary Insurance Regulator (the financial statements set forth in clauses (i) and (ii), collectively, the “Insurance Company Financial Statements” and, together with the Financial Statements, the “Company Financial Statements”). Except as set forth in Section 3.6(c) of the Seller Disclosure Schedule, the Insurance Company Financial Statements (i) have been prepared from the books and records of the applicable Insurance Company, (ii) fairly present, in all material respects, the financial condition of the applicable Insurance Company, as and at the relevant dates indicated and the income, changes in capital and surplus and cash flow for the relevant periods indicated, and (iii) have been prepared in accordance with SAP or GAAP, as applicable, consistently applied and in accordance with the applicable accounting practices prescribed or permitted by the Insurance Regulator of the applicable Insurance Company for the relevant periods. The Reserves established or reflected on the Insurance Company Financial Statements (i) were computed in accordance with commonly accepted actuarial standards and methodologies and (ii) are based on actuarial assumptions relevant to the contract provisions and appropriate to the purpose for which the statement was prepared.

(d)            The Company has devised and maintained a system of internal accounting controls with respect to its business and the business of its Subsidiaries sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements of the Company and its Subsidiaries in conformity with GAAP or SAP, as applicable, and to maintain accountability for assets. Other than as set forth in Section 3.6(d) of the Seller Disclosure Schedule, there are no “material weaknesses” in the Company’s or any of the Company’s Subsidiaries’ internal controls over financial reporting.

(e)            With respect to the Insurance Companies, the Company has provided to Buyer complete and correct copies of: all actuarial reports by independent external actuaries. The information and data furnished by the Company and the Insurance Companies to its actuaries in connection with the preparation of such actuarial reports were (i) obtained from the books and records of the relevant Insurance Company and (ii) accurate in all material respects for the periods covered in such reports as of the date provided.

(f)            The Company’s and its Subsidiaries’ books and records have been maintained, in all material respects, in accordance with applicable Law.

(g)            All accounting practices used by the Insurance Companies in connection with the Insurance Company Financial Statements that depart from the National Association of Insurance Commissioner’s Accounting Practices and Procedures Manual and applicable Law (each such departure, a “Permitted or Prescribed Accounting Practice”) have been disclosed in the Insurance Company Financial Statements. All such Permitted or Prescribed Accounting Practices have been approved by the applicable Governmental Authority in writing at or prior to the time used by the Insurance Companies in connection with the applicable Insurance Company Financial Statement.

Section 3.7      No Undisclosed Material Liabilities or Company Leakage.

(a)            Except (i) for liabilities and obligations disclosed or reserved against in the Company Financial Statements (including the notes thereto) as of the Balance Sheet Date, (ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) as set forth in Section 3.7(a) of the Seller Disclosure Schedule, (iv) for liabilities and obligations arising in connection with the transactions contemplated by this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Group Companies (taken as a whole), the Group Companies have not incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP or SAP, as applicable to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP or SAP, as applicable.

(b)            Except as set forth in Section 3.7(a) of the Seller Disclosure Schedule, the Group Companies have not paid any Company Leakage or Company Transaction Expenses (other than pursuant to clause (iii) thereof) since the Reference Date.

Section 3.8      Absence of Certain Changes. From the Balance Sheet Date until the date hereof, except for the transactions contemplated by this Agreement (a) the business of the Group Companies has been conducted in all material respects in the ordinary course of business, (b) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) the Group Companies have not taken any action that would, after the date hereof, be prohibited or omitted or to take any action that would, after the date hereof, be required, as the case may be, by clauses (a), (b), (d), (e), (g), (j), (m), (p), (t), (u) or (w) of Section 5.1.

Section 3.9      Material Contracts.

(a)            Except as disclosed in Section 3.9 of the Seller Disclosure Schedule (and other than Company Benefit Plans), as of the date hereof none of the Group Companies is a party to or bound by:

(i)         any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(ii)        any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development, marketing or revenue- or profit sharing);

(iii)       any Contracts under which any Group Company is a lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(iv)       any Lease relating to the Leased Real Property, any Contract relating to the acquisition or disposition of real property, or any other Contract that, in each case, (i) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (ii) involves annual payments in excess of $500,000;

(v)        any Contract that relates to (A) the disposition or acquisition of a significant portion of the assets or equity of any corporation, partnership, or other business organization or division thereof of or by any Group Company, or (B) any merger, amalgamation or business combination with respect to any Group Company and that, in the case of clauses (A) and (B), involves continuing, earn out or other contingent obligations of any Group Company (including potential indemnification obligations);

(vi)       any Contract that (A) limits, restricts or curtails or purporting to limit, restrict or curtail the freedom of any Group Company to compete in any line of business that the Company currently participates or has plans in which to participate in that would materially limit the freedom of Buyer or its Affiliates after the Closing or (B) contains (i) exclusivity obligations or restrictions binding on the Group Companies or (ii) “most favored nation” terms (whether with respect to pricing or otherwise), in each case of clauses (i) and (ii), that do or would have a material adverse impact on the Group Companies, taken as a whole;

(vii)      any Contract for the purchase of materials, supplies, goods, services, equipment or other assets under which the Group Companies made payments of $1,000,000 or more during the twelve-month period ending on October 31, 2025, in each case other than any Insurance Contract or Reinsurance Agreement;

(viii)     any Contract that is a material third party administration or other insurance policy administration agreement (to the extent not covered in clause (vi) above);

(ix)       any Contract pursuant to which any Group Company has guaranteed or made a similar undertaking with respect to the contractual performance of any Person other than another Group Company;

(x)        any stockholders agreement, investor rights agreement, voting agreement or registration rights agreement or similar Contract relating to any equity rights of any Group Company;

(xi)       any Contract that relates to a settlement, waiver or other compromise of any material Litigation that has outstanding obligations binding on any Group Company (other than those entered into in connection with Insurance Contracts as arising in the ordinary course of business that are within applicable policy limits);

(xii)      any Contract with any Governmental Authority or any Person sponsored by a Governmental Authority (excluding any Insurance Contracts and Insurance Policies);

(xiii)     any investment management agreement with any Affiliate of the Group Companies or any third party in respect of assets held in the general account of any Insurance Company;

(xiv)     any collective bargaining agreement or other agreement (a “Collective Bargaining Agreement”);

(xv)      any Contract that restricts the ability of the Company or any of its Subsidiaries from (A) paying dividends or making any other distributions in respect of any capital stock or other equity interests of such Person, or paying indebtedness for borrowed money owed to any Person, (B) making loans or advances to, or other investments in, any of its Affiliates, or (C) transferring any of its assets to any of its Affiliates;

(xvi)     any Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $1,000,000;

(xvii)    any Related Party Agreement, other than (i) a Company Benefit Plan, (ii) any ordinary course arm’s length commercial agreements and transactions between any portfolio company of any Seller or its Affiliates and any member of the Group Companies that involve payments to or by the Group Companies of no more than $300,000 in the aggregate per annum and are cancellable by the Group Companies by giving no more than thirty (30) days prior written notice and (iii) the agreement set forth on Section 5.6 of the Seller Disclosure Schedule;

(xviii)    any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Group Companies or (B) any Group Company has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); or

(xix)      Contracts to enter into the foregoing.

(b)            As of the date hereof, each Contract, commitment, arrangement or plan disclosed in the Seller Disclosure Schedule pursuant to this Section 3.9 or Section 3.10 or Section 3.11 (any Contract of the type described in this Section 3.9, whether or not set forth in Section 3.9 of the Seller Disclosure Schedule or not, and whether or not entered into prior to or after the date of this Agreement, each, a “Material Contract”) is in full force and effect and is a valid and binding agreement of the Group Companies that are party thereto, and, to the Knowledge of Sellers, each party thereto (subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity), and none of the Group Companies or, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Sellers have made available to Buyer true, complete and correct copies of each Material Contract in effect as of the date hereof, including any material amendments, exhibits, annexes or other supplements thereto.

Section 3.10     Properties.

(a)            Assets. The Group Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of their assets (such real, personal, tangible and intangible assets that are not Investment Assets, collectively, the “Assets”), in each case free and clear of any Lien other than Permitted Liens. The Group Companies have not engaged in any prior transactions with the holder of any Liens set forth in Section 10.1(ii) of the Seller Disclosure Schedule. All Assets are (i) in good operating condition and repair and (ii) free from any defects or deficiencies, in each case of the foregoing clauses (i) and (ii), subject to normal wear and tear. The Assets and the Investment Assets will, as of the Closing, comprise all of the assets, rights, properties and services that are sufficient to permit Buyer and its Affiliates to operate the business of the Company immediately following the Closing Date in substantially the same manner, in all material respects, as the business of the Company is being operated as of the date hereof.

(b)            Real Property.

(i)            No Group Company has ever directly or indirectly owned, or been a party to any agreement to acquire or agreement providing the option to acquire, any real property or any interest therein.

(ii)            Section 3.10(b) of the Seller Disclosure Schedule lists all real property leased, licensed, subleased, sublicensed, or otherwise occupied by any of the Group Companies as of the date hereof (the “Leased Real Property”) and sets forth the address, landlord and tenant for each Lease. The Group Companies have made available to Buyer true, correct and complete copies of the Leases. The Group Companies have a valid leasehold interest in the Leased Real Property, free and clear of all Liens, except Permitted Liens. The Leased Real Property is in the condition required of such property under the applicable Lease, and, to the Knowledge of Sellers, no material repairs or alterations are required to be made upon termination of a Lease as a result of any existing condition of the Leased Real Property thereunder. Other than with respect to Permitted Liens, the Group Companies have not collaterally assigned or granted any security interest in any Lease or any interest therein. Neither the Group Companies nor, to the Knowledge of Sellers, any other party to any Lease, are in material breach of or default under any of the Leases and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach or default under any Lease by the Group Companies or, to the Knowledge of Sellers, any other party to such Lease. The Group Companies are not responsible for the payment of any broker, finder, or similar fee in respect of its Lease which has not been paid in full prior to the date hereof. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation on the applicable Group Company party thereto, enforceable in accordance with its terms. None of the Group Companies is a lessor, sublessor, licensor, sublicensor, or grantor under any written or oral lease, sublease, license, sublicense or other agreement granting any other Person any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

(iii)            The Leased Real Property constitutes all interests in real property currently owned, leased, subleased, licensed, sublicensed, or used or intended to be used by any of the Group Companies or the Business. None of the Group Companies has received written notice of any pending or contemplated (and there does not exist any pending or to the Knowledge of Sellers, threatened) condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein. The Group Companies are in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Group Companies to use each such Leased Real Property for the purposes for which it is currently being used, except as would not reasonably be expected to, individually or in the aggregate, have a material adverse impact on the Company or its Subsidiaries. There are no agreements outstanding for the sale, exchange, Lien, lease, sublease, license, sublicense, or transfer of any of the Leased Real Property, or any portion thereof.

(iv)            There are no material pending property insurance claims with respect to any Leased Real Property or any portion thereof.

(v)            To the Knowledge of Sellers, all Governmental Approvals required for the occupation and use of the Leased Real Property by the Group Companies have been obtained from Governmental Authorities having jurisdiction over the Leased Real Property, all such Governmental Approvals are in full force and effect, and no threat of modification or cancellation of any such Governmental Approvals is pending.

Section 3.11      Intellectual Property; Data Privacy and Security.

(a)            Section 3.11 of the Seller Disclosure Schedule (i) sets forth a true, complete and correct list of all material applications and registrations for trademarks, copyrights, trade names, service marks, domain names and patents owned or purported to be owned by the Group Companies as of the date hereof (the “Registered Intellectual Property”), (ii) specifies the record owner thereof and, where applicable, the jurisdictions in which each has been filed, issued or registered. The Registered Intellectual Property is subsisting, and to the Knowledge of Sellers, valid and enforceable. All Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Owned Intellectual Property”) is owned free and clear of all Liens except for Permitted Liens, and, to the Knowledge of Sellers, the Group Companies have a valid right to use all other Intellectual Property necessary to conduct the Business. No Group Company has granted any exclusive rights in any Owned Intellectual Property to any third party, and no third party has any ownership right or other similar claim with respect to any Owned Intellectual Property. Neither the execution and delivery of this Agreement, nor the performance of this Agreement, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Group Companies in any Owned Intellectual Property.

(b)            To the Knowledge of Sellers, the Group Companies and the Business have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, misappropriate, dilute or otherwise violate, the Intellectual Property rights of any Person. None of the Group Companies has received any written notice or claim since the Lookback Date, that it is infringing on or has misappropriated the Intellectual Property rights of any Person and, to the Knowledge of Sellers, there has been, and is no, infringement, misappropriation, dilution or other violation by any Person of the Owned Intellectual Property.

(c)            Section 3.11 of the Seller Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of all licenses or contracts to which any Group Company is a party, pursuant to which (i) the Group Company grants any Person a right or license to use or access any of the Owned Intellectual Property, except non-exclusive licenses of Intellectual Property granted in the ordinary course of business or (ii) any Person permits such Group Company to use any material Intellectual Property, other than non-exclusive licenses of unmodified, commercially available software.

(d)            Each Group Company has taken all commercially reasonable measures to protect, safeguard and maintain the confidentiality of its confidential and proprietary information and trade secrets, and to the Knowledge of Sellers, there has been no material unauthorized disclosure of any such Confidential Information.

(e)            A Group Company is the owner of all material Intellectual Property authored, developed, or otherwise created by any Person for or on behalf of any Group Company by valid and enforceable written agreement containing an assignment to the Group Companies of such Person’s rights in and to such Intellectual Property, or by operation of applicable Law, and the Group Companies are obligated pursuant to the Company’s code of conduct to maintain the confidentiality of such Intellectual Property. To the Knowledge of Sellers, no Person party to any such agreement is in violation of any term or covenant of any such agreement.

(f)             To the Knowledge of Sellers, as of the date hereof, there have been no material failures, breakdowns, breaches or unauthorized access, outages or unavailability of, or viruses, malware or other harmful code in the hardware, firmware, networks, platforms, servers, interfaces, applications, websites and other information technology systems owned or controlled by the Group Companies in the operation of the Business (the “Company Information Systems”). The Group Companies have taken commercially reasonable steps to safeguard the Company Information Systems owned or controlled by the Group Companies from failures, breakdowns, breaches or unauthorized access, outages, unavailability, viruses, malware or other harmful code. The Company Information Systems are sufficient in terms of functionality, capacity and performance for the Group Companies’ needs in the operation of the Business as currently conducted. The Company Information Systems provide for commercially reasonable back-up and recovery of material data consistent with recovery plans, procedures and facilities implemented by the Group Companies.

(g)            The Group Companies are in material compliance with the terms and conditions of all licenses for all Open Source Software used in the Business. No Open Source Software has been modified or distributed by or on behalf of a Group Company in such a manner that requires a Group Company (other than with respect to the relevant Open Source Software only, and in its unmodified form) to publicly make available any Source Code for Software that is part of the Owned Intellectual Property (“Company Source Code”) or license, distribute, or make available any Company Source Code for the purpose of reverse engineering or making derivative works of such Company Source Code, or to permit any other Person to perform such actions.

(h)            No Group Company has disclosed or licensed any material Company Source Code to any Person (including to a third-party escrow agent) other than to employees and contractors performing services on behalf of a Group Company who have executed valid and appropriate confidentiality agreements which to, the Knowledge of Sellers, have not been breached. No Group Company has entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or default, the disclosure or license of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) resulted in disclosure or delivery by a Group Company, or any Person acting on behalf of a Group Company to any Person of any Company Source Code, and no portions of such Company Source Code have been disclosed, delivered, or licensed to a third Person except as permitted herein.

(i)            To the Knowledge of Sellers, the Group Companies (A) use all AI Technologies in compliance with the applicable license terms, consents and agreements, (B) have not included and do not include any trade secrets or material confidential or proprietary information of a Group Company, in any prompts or inputs into any AI Technologies, except in cases where such information is anonymized or such AI Technologies do not use such information, to train the machine learning or algorithm of such AI Technologies or improve the services related to such AI Technologies, and (C) have not used AI Technologies to develop any material Owned Intellectual Property in a manner that would affect a Group Company’s ownership or rights therein.

(j)            The Group Companies, and to the Knowledge of Sellers, all Affiliates and/or third parties with respect to the Processing of Personal Information on behalf of the Group Companies (collectively, “Data Partners”), have at all times since the Lookback Date been in material compliance with all applicable (i) Privacy Laws, (ii) formally adopted policies, notices and/or statements of the Group Companies applicable to the Processing or security of Personal Information (including health or financial information about individual policyholders, customers, consumers, benefits recipients, employees, and beneficiaries) and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”).

(k)            The Group Companies have at all times implemented, maintained, and materially complied with, and required all Data Partners to at all times implement, maintain and materially comply with, technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, that comply with applicable Privacy Requirements, and are designed to protect Personal Information and confidential information against a Security Incident. The Group Companies regularly test their written information security programs by conducting security audits, penetration tests, and/or vulnerability scans, and, as of the date hereof, the Group Companies have not identified any high or critical vulnerabilities that have not been remediated. Since the Lookback Date, neither the Group Companies, nor, to the Knowledge of Sellers, any Data Partner with respect to its Processing of Personal Information on behalf of the Company, has experienced any material Security Incidents.

(l)             Since the Lookback Date, in relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, none of the Group Companies has (i) notified or been required to notify any Person, or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person.

(m)           The Group Companies have commercially reasonable cybersecurity and data breach insurance coverage with respect to the Company Information Systems and the nature and volume of Personal Information that is Processed by the Group Companies, and no material claims have been made under such insurance policy(ies).

Section 3.12      Litigation.

(a)            Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, (i) there is no, and has not been since the Lookback Date any, Litigation (other than claims under the Insurance Contracts arising in the ordinary course of business that are within applicable policy limits) pending or, to the Knowledge of Sellers, threatened against or affecting any of the Group Companies or any of their respective officers or directors in their capacities as such, and (ii) there are (A) no settlement agreements or similar written agreements with any Governmental Authority and (B) no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting any of the Group Companies other than those orders, judgments, stipulations, decrees, injunctions, determinations or awards as may affect insurance or reinsurance companies generally, except, in each case of clauses (i) and (ii), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b)            There is no Litigation pending against any Seller, threatened in writing against any Seller or, to the Knowledge of Sellers, threatened orally against any Seller, except, in each case, as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of any Seller to perform its obligations pursuant to this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby. There are no Litigations (other than investigations), or, to the Knowledge of Sellers, investigations, pending before or by any Governmental Authority or, to the Knowledge of Sellers, threatened against any Seller that could, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of any Seller to perform its obligations pursuant to this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby. None of Sellers has any intention to initiate any Litigation involving the Group Companies or the Transaction against any Governmental Authority or other Person.

(c)            To the Knowledge of Sellers and except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, no Group Company is, or since the Lookback Date has been, subject to any Governmental Order (i) materially and adversely affecting such Group Company or any of its properties, assets or Business, or (ii) that challenges or would have the effect of preventing, enjoining or otherwise materially delaying the transactions contemplated by this Agreement.

(d)            There is no pending or, to the Knowledge of Sellers, threatened Litigation for the supervision, receivership, rehabilitation, conservation, dissolution, liquidation of any Group Company.

Section 3.13      Compliance with Laws; Licenses and Permits.

(a)            Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, since the Lookback Date, each of the Group Companies has been in compliance with applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, Governmental Orders and decrees (“Laws”) and, to the Knowledge of Sellers, none of the Group Companies are under investigation with respect to any violation of any applicable Laws, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(b)            Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, as of the date hereof, none of the Group Companies are party to, or bound by, any Governmental Order or agreement with any Governmental Authorities, in each case, applicable to them or their assets, properties or businesses nor has the Company or any Insurance Company been advised in writing or, to the Knowledge of Sellers, orally by any Governmental Authority that it is contemplating any such undertakings, except, (i) as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, take as a whole and (ii) for any Governmental Order or agreement with any Governmental Authorities generally applicable to insurance companies or reinsurance companies. Neither the Company nor any of the Insurance Companies adopted any board or committee resolutions at the request of any Governmental Authority, in each case, with respect to such Insurance Companies that would (i) limit the ability of any Insurance Company to enter into Reinsurance Agreements, (ii) require any divestiture of any investment of any Insurance Company, (iii) in any manner relate to the ability of any of Insurance Company to pay dividends, (iv) require any investment of any Insurance Company to be treated as non-admitted assets (or the substantive jurisdictional equivalent), (v) require or impose any capital commitment, “keep well” or similar capital maintenance arrangement with respect to any Insurance Company or (vi) otherwise restrict the conduct of business of any Insurance Company.

(c)            During the last five (5) years, none of the Group Companies (nor any of their respective directors, officers or employees or, to the Knowledge of Sellers, other Representatives acting on their behalf), in each case in their capacity as such, has (i) directly or indirectly taken any action in violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption or anti-bribery Laws (“Anti-Corruption Laws”); (ii) offered, paid, promised, authorized, received, or solicited the payment of money or anything of value, directly or indirectly, to or from any Person, including to any government official (A) to improperly influence any official act or decision, (B) to induce a person to do or omit to do any act in violation of a lawful duty, (C) to secure any improper benefit, advantage, or favor or (D) that would otherwise constitute a bribe, kickback, or other illegal payment or benefit; (iii) conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority related to Anti-Corruption Laws; or (iv) to the Knowledge of Sellers, been the subject of any actual, suspected, or threatened allegation, litigation, investigation, inquiry or enforcement proceedings for violations of Anti-Corruption Laws, or received any notice, request, or citation related to Anti-Corruption Laws. The Group Companies have policies and controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws.

(d)            During the last five (5) years, the Group Companies have complied with all (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Kingdom (“Company Sanctions”); (ii) applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. § 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (iii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law (the foregoing clauses (ii) and (iii), collectively, “Export Control Laws”). The Group Companies have policies and controls reasonably designed to ensure compliance with applicable Company Sanctions and Export Control Laws.

(e)            The Group Companies possess all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities and necessary for the operation of the Business (the “Permits”). (i) The Permits are valid and in full force and effect, (ii) none of the Group Companies are in default under the Permits and, subject to obtaining the consents set forth in Section 3.2 of the Seller Disclosure Schedule, to the Knowledge of Sellers, none of the Permits will be terminated as a result of the transactions contemplated hereby, (iii) to the Knowledge of Sellers, no proceeding is pending or, threatened to revoke, suspend, cancel or adversely modify any Permit and (iv) no Group Company has received written notice of any alleged material violation by any Group Company of any Law.

Section 3.14      Employees, Labor Matters, etc.

(a)            Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, none of the Group Companies is or has been, since the Lookback Date: a party to, bound by or negotiating a Collective Bargaining Agreement with any labor union, works council, trade union, labor association or other employee representative organization (a “Union”). To the Knowledge of Sellers, there has not been since the Lookback Date, nor is there currently, any organized effort by any Union, to organize any employees of any of the Group Companies. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, as of the date hereof, none of the Group Companies is, or since the Lookback Date has been, a party to, any material dispute or controversy with a Union, nor since the Lookback Date has any of the Group Companies experienced any actual or threatened material labor strikes, work slowdowns, lock-outs, work stoppages, recognitional picketing, arbitrations, grievances, unfair labor practice charges or proceedings, and to the Knowledge of Sellers, none are threatened.

(b)            Sellers have provided a true, complete and correct list of the current employees of the Group Companies as of the date hereof, which list includes such employees’ name, employer, date of hire, work location (state (if applicable) and country), current job title, pay type, base salary, hourly wage rate, or other base wage rate (as applicable), full-time or part-time status, exempt or non-exempt classification under applicable wage and hour laws, and full-time or part-time status. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, the employment of each current employee of the Group Companies is terminable at will without cost or liability to the Group Companies, except for amounts earned prior to the time of termination. Sellers have provided a true, complete and correct list of Contracts as of the date hereof for the services of one or more Service Provider that has (or is expected to have) annual fees in excess of $350,000.

(c)      As of the date hereof, each of the Group Companies is and since the Lookback Date has been in compliance with applicable Laws relating to employment and labor matters, including with respect to wages, hours, worker classification, fair employment practices, occupational safety and health, WARN Act, discrimination in employment, equal employment opportunity, immigration, disability rights, labor relations and collective bargaining, employee leave issues and unemployment insurance (“Employment Laws”), except for any instances that would not be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, there are no, and in the past three (3) years have been no, material actions, suits, claims, lawsuits, complaints, charges, judicial or administrative proceedings, disputes, unfair labor practice charges, grievances, or any other proceedings by, before, or otherwise involving a Governmental Authority pending or threatened in writing, or, to the Knowledge of Sellers, threatened orally against any Group Company relating to any Employment Laws.      In the past three (3) years, the Group Companies have appropriately investigated all allegations of sexual harassment or other harassment or misconduct involving any employee in a managerial role of which the Company’s executive officers are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations. No such allegations of sexual harassment or other harassment or misconduct (i) would reasonably be expected to result in any material loss to the Group Companies or (ii) if known to the public, would reasonably be expected to bring any of the Group Companies into material disrepute. None of the Group Companies has taken any action since the Lookback Date that would trigger, nor have any material unsatisfied liability in respect of, the notice and other requirements under the WARN Act.

Section 3.15      Employee Benefit Plans and Related Matters; ERISA.

(a)            Sellers have provided Buyer with a true, complete and correct list (set forth in Section 3.15(a) of the Seller Disclosure Schedule) identifying each material Company Benefit Plan as of the date hereof; provided, that, with respect to individual offer letters that do not deviate, in any material respect, from a form of offer letter, only the form of such offer letter shall be required to be scheduled. With respect to each material Company Benefit Plan as of the date hereof, Sellers have made available to Buyer true, complete and correct copies of, as applicable: (i) the plan document (or with respect to any unwritten Company Benefit Plan, a written description of all material terms thereof), any related trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual reports on Form 5500, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; (v) all annual, discrimination or similar testing (and evidence of corrective action related thereto, if applicable) for the past three years and (vi) any material and non-routine notices, letters or other correspondence during the three-year period preceding the date of this Agreement with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(b)            (A) Each Company Benefit Plan (including any related trusts) has been established, operated and maintained, in all material respects, in compliance with its terms and with applicable Laws (including, to the extent applicable, ERISA and the Code), (B) to the Knowledge of Sellers, no circumstance, fact or event exists that could result in any material default under or material violation of any Company Benefit Plan, (C) there is no material Litigation pending or, to the Knowledge of Sellers, threatened in writing against any Company Benefit Plan, any fiduciary thereof or any of the Group Companies with respect to any Company Benefit Plan (other than routine claims for benefits), (D) no Company Benefit Plan is, or since the Lookback Date has been, the subject of an examination, investigation or audit by a Governmental Authority that in each case, could reasonably be expected to result in any material loss to the Group Companies and (E) all payments and/or contributions required to have been made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable law, in each case, in all material respects.

(c)            Except as set forth in Section 3.15(c) of the Seller Disclosure Schedule, neither any of the Group Companies nor any ERISA Affiliate has since July 28, 2020 maintained, sponsored, contributed to (or had an obligation to contribute to) or otherwise would be reasonably likely to have any liability with respect to (A) any defined benefit pension plan or plan subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan or (B) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, in each case, whether or not subject to ERISA. In addition, during the past six years, no material liability under (x) Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (y) Section 4980B of the Code as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, has, in either case, been incurred by any of the Group Companies or any ERISA Affiliate and, to the Knowledge of the Company, no condition exists that presents a risk to any of the Group Companies or any ERISA Affiliate of incurring such material liability.

(d)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS to the effect that such Company Benefit Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of Sellers, nothing has occurred that, individually or in the aggregate would be reasonably expected to result in, the IRS’s revocation of the determination letter, opinion letter or advisory letter, as applicable. No non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(e)            No Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Laws.

(f)             Except as otherwise contemplated under this Agreement or as set forth in Section 3.15(f) of the Seller Disclosure Schedule, none of the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, whether alone or in combination with any other event(s), (A) entitle any Service Provider to, or result in any increase in the amount or enhancement to the terms of, any severance pay, unemployment compensation or any other payment or benefit, (B) trigger any increased or accelerated contributions to any Company Benefit Plan or trigger any change in the funding or covenant support arrangements for any Company Benefit Plan, (C) accelerate the time of payment, vesting or funding or increase the amount or enhance the terms of compensation or benefits due to any Service Provider, (D) result in any material breach under, or limit the rights of any Group Company, Buyer or any of their respective Affiliates to amend, modify or terminate any, Benefit Company Plan or (E) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would be reasonably likely to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(g)            Except as set forth in Section 3.15(g) of the Seller Disclosure Schedule, no Company Benefit Plan is a “non-qualified deferred compensation plan” (within the meaning of Section 409A or 457A of the Code). No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of, or by reason of a violation of, Section 409A of the Code.

(h)            No Person is entitled to receive any Tax gross-up or other similar additional payment from any of the Group Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Tax, interest or penalties imposed by Section 409A and/or 457A of the Code (or any corresponding similar provision of state, local or non-U.S. Law).

Section 3.16      Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to a Group Company have been duly and timely filed and are true, complete and correct in all material respects. All income and other material Taxes (whether or not reflected on such Tax Returns) required to be paid by a Group Company have been duly and timely paid. All material Taxes required to be withheld by a Group Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b)            As of the date hereof, (i) no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any income or other material Taxes of a Group Company has been filed or entered into with any Governmental Authority; (ii) the time for filing any Tax Return required to be filed by a Group Company has not been extended to a date later than the date of this Agreement; (iii) no income or other material Taxes of a Group Company are under audit or examination by any Governmental Authority or the subject of any administrative or judicial proceedings, and no such audit, examination or administrative or judicial proceedings are pending or have been threatened in writing; and (iv) no Governmental Authority has asserted, proposed or threatened in writing any deficiency or adjustment with respect to income or other material Taxes against a Group Company with respect to any taxable period for which the period of assessment or collection remains open.

(c)            No Group Company (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon a Group Company after the Reference Date, (ii) is or has been during the past three years a member of any affiliated, consolidated, combined or unitary group (that includes any other Person other than one or more Group Companies) for purposes of filing Tax Returns on net income, (iii) has any liability for the Taxes of any Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor, or by contract or otherwise or (iv) is a party to, is bound by or has any obligation for any Tax imposed on any entity other than such Person under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except: (A) for any such agreement or arrangement solely between or among any of Group Companies; or (B) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(d)            No Group Company will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Reference Date, as a result of (i) an adjustment under either Section 481 or Section 482 of the Code (or any corresponding provision of state, local or non-U.S. Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. law) entered into or created on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Reference Date, (iv) the cash method of accounting or long-term contract method of accounting utilized prior to the Reference Date, or (v) a prepaid amount received on or prior to the Reference Date outside the ordinary course of business. No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(e)            No Group Company has received (and not resolved) written notice from any jurisdiction in which such Group Company has not paid a particular type of Tax or filed a particular type of Tax Return that such Group Company is required to file such Tax Return or pay such Tax in such jurisdiction.

(f)            No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g)            There are no Liens, other than Permitted Liens, on any of the assets of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(h)            The unpaid Taxes of the Group Companies did not, as of the Reference Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) included in the Unaudited Financial Statements. The prices and terms for the provision of any property or services by or to the Group Companies are, in all material respects, arm’s length for purposes of the relevant transfer pricing Laws. No Group Company has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(i)            The Group Companies are in compliance in all material respects with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

(j)            Each Group Company is in material compliance with all escheat and unclaimed property laws.

(k)            No Group Company has made an election pursuant to Section 953(d) of the Code.

(l)            Each of VRSIC and VRAC (and no other Group Company) is taxed as an insurance company pursuant to Section 831 of the Code. No Group Company is a “life insurance company” as defined in Section 816 of the Code.

(m)            The U.S. federal income tax classification of each Group Company is set forth in Section 3.16(m) of the Seller Disclosure Schedule to the extent such classification differs from the default classification of such Group Company.

(n)            For purposes of this Section 3.16, the “Group Companies” include “Vantage Risk Ltd. US”.

Section 3.17      Insurance Contracts and Insurance Regulatory Matters.

(a)            Section 3.17 of the Seller Disclosure Schedule contains a true, complete and correct list as of the date hereof of each of the Company’s Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company, reinsurance company or reinsurance intermediary, together with the jurisdiction of domicile thereof and each jurisdiction in which each such Subsidiary is licensed to conduct the business of insurance or reinsurance or as an intermediary. None of the Insurance Companies is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Insurance Companies and each of the Company’s other Subsidiaries that provide services to the Insurance Companies is licensed, authorized or otherwise eligible to conduct its business as currently conducted, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein.

(b)            Since the Lookback Date, until the date hereof, all benefits claimed by, or paid, payable, or credited to, any Person under any Insurance Contract have been paid or credited in accordance with the terms of the Insurance Contracts under which they arose, and such payments, credits or provisions were not delinquent and were paid or credited (or will be paid or credited) without fines or penalties (excluding interest), (x) except for such claims for which the applicable Insurance Company, is contesting payment and believes there is a reasonable basis to contest payment and (y) except as would not be, individually or in the aggregate, reasonably likely to be material to the Group Companies, taken as a whole.

(c)            Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, to the Knowledge of Sellers, to the extent required under applicable Law, all policy forms and rates in use by an Insurance Company with respect to the Insurance Contracts, are on forms approved by the applicable Governmental Authorities or which have been filed and not objected to by such Governmental Authorities within the period provided for objection, in each case except as would not reasonably be expected to be material to the Group Companies, taken as a whole. No provision in any Insurance Contract written by an Insurance Company gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of such Insurance Company.

(d)            Sellers have made available to Buyer (i) copies of all material filings made as a member of an insurance holding company system and any supplements or amendments thereto filed since the Lookback Date until the date hereof by the Group Companies with applicable Governmental Authorities and (ii) copies of all financial examination and market conduct examination reports of all applicable Governmental Authorities with respect to the Group Companies issued since the Lookback Date until the date hereof. Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, the Group Companies are not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Authorities.

Section 3.18      Reinsurance Agreements and Distributors; Third-Party Administrators; Suppliers.

(a)            Each ceded reinsurance agreement to which a Group Company is a party (each, a “Reinsurance Agreement”) is valid and binding on the applicable Insurance Company, and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, is not or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the applicable Insurance Company nor, to the Knowledge of Sellers, any of the other parties is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement, and, to the Knowledge of Sellers, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). As of the date hereof, there is no pending or, to the Knowledge of Sellers, threatened Litigation with respect to any Reinsurance Agreement. No party to any Reinsurance Agreement has given written notice of termination, modifications that are material or recapture (provisional or otherwise) in respect of any Reinsurance Agreement. Since the Lookback Date, neither Sellers nor any of their Affiliates has received any written notice to the effect that (i) the financial condition of any other party to any Reinsurance Agreement is materially impaired, insolvent, the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding or pursuant to which material default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement or (ii) any material amount of reinsurance ceded by any Insurance Company will be uncollectible or otherwise defaulted upon. Each Insurance Company is entitled under the applicable Laws of its domiciliary jurisdiction to take full credit in its Insurance Company Financial Statements for all amounts recoverable by it pursuant to such Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account and are properly reflected in its Insurance Company Financial Statements.

(b)            Since the Lookback Date, the Insurance Contracts have been marketed, sold, maintained and administered in compliance, in all material respects, with all applicable Laws.

Section 3.19      Finders’ Fees. Except as set forth on Section 3.19 of the Seller Disclosure Schedule and for the fees and expenses of J.P. Morgan including within Company Transaction Expenses and Company Leakage in the Company Closing Statement, the Group Companies are not obligated to make any payment to any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.20      Investments.

(a)            The Group Companies have made available to Buyer a true, complete and correct list of all Investment Assets that were carried on the books and records of the Group Companies as of September 30, 2025. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of in the ordinary course of business and in compliance with the Investment Guidelines, or as permitted or otherwise contemplated by this Agreement, after September 30, 2025, each Group Company, as applicable, has good, valid and marketable title to all of the Investment Assets it purports to own as of the date hereof, free and clear of all Liens except Permitted Liens.

(b)            Section 3.20 of the Seller Disclosure Schedule sets forth a true, complete and correct copy, as of the date of this Agreement, of the Investment Guidelines. The Investment Assets, including the composition of the Investment Assets and, since the Lookback Date, all transactions involving Investment Assets, have complied in all respects with, and the Group Companies have complied in all respects with, the Investment Guidelines.

(c)            (i) Except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Group Companies, taken as a whole, and (ii) except as set forth in Section 3.20 of the Seller Disclosure Schedule, no Group Company has any funding obligations, capital commitments, note purchase commitments or any other commitments of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets, and, except as set forth in Section 3.20 of the Seller Disclosure Schedule, there are no outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which any Group Company may be subject upon or after the Closing.

Section 3.21      Insurance. Section 3.21 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies (including “self-insurance” programs) owned, held or otherwise maintained as of the date hereof by the Group Companies that provide insurance coverage for the Group Companies (excluding coverage provided for under a Reinsurance Agreement) (collectively with those obtained in between the date hereof and the Closing, the “Insurance Policies”), true and complete copies of which have been made available to Buyer. Except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Group Companies, taken as a whole, (a) all Insurance Policies are in full force and effect (b) no Group Company is in material default under any Insurance Policy, (c) no written notice of cancelation or termination has been received with respect to any such Insurance Policy, and (d) there is no material claim pending under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.22      Related Party Transactions. Except for any ordinary course arm’s length commercial agreements and transactions between any portfolio company of any Seller or its Affiliates and any member of the Group Companies that involve payments to or by the Group Companies of no more than $300,000 in the aggregate per annum and are cancellable by the Group Companies by giving no more than thirty (30) days prior written notice, there are no Related Party Agreements. All Related Party Agreements to which an Insurance Company is a party and which are required to be filed with or approved by any Governmental Authority have been so approved by the applicable Governmental Authorities or so filed and not objected to by such Governmental Authorities within the period provided for objection.

Section 3.23      Environmental Matters.

(a)            The Group Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Environmental Laws and are in possession of, and in compliance in all material respects with, all Permits required under applicable Environmental Laws.

(b)            None of the Group Companies have received from any Governmental Authority any notice of, or Governmental Order relating to, a violation or alleged violation of any Environmental Law, other than any such violation or alleged violation that has been resolved or for which there are no additional material obligations.

(c)            No Group Company caused any conditions of contamination by or otherwise owned or operated any property contaminated by any Hazardous Materials in violation of, and in concentrations currently requiring remediation under, any applicable Environmental Laws.

(d)            No Litigation is pending, or to the Knowledge of Sellers, threatened against the Group Companies arising under any Environmental Law and there are no material Liabilities of or relating to the Group Companies under or relating to any Environmental Law, and there are no facts, conditions, situations or circumstances which could reasonably be expected to result in or be the basis for any such Liabilities.

(e)            No Group Company has assumed by contract or operation of Law any material liability of any other Person pursuant to Environmental Law.

Section 3.24      Officers, Managers and Directors. Section 3.24 of the Seller Disclosure Schedule lists all elected officers and board of directors (or equivalent) of each Group Company as of the date of this Agreement.

Section 3.25      Books and Records. Each Group Company maintains, in all material respects, accurate books of account, minute books, stock record books, and other records accurately reflecting its respective assets and liabilities and items of income and expense. The minute books of each Group Company have been maintained, in the ordinary course of business, in accordance with sound and prudent business practices and applicable Laws, do not contain any material inaccuracies or discrepancies and contain accurate records of all meetings held of, and corporate action taken by, the members, stockholders board of managers, board of directors, committees of the board of managers, directors, (or other governing body) of such Group Company.

Section 3.26      No Commingling of Funds. Monies or accounts of the Group Companies have not at any time been commingled with or credited or transferred to monies or accounts of any Related Party.

Section 3.27      No Other Representations and Warranties; Schedules.

(a)            None of Sellers, any of their respective Affiliates or any of their respective officers, employees, agents or Representatives, makes or has made any express or implied representation or warranty on behalf of Sellers other than those expressly set forth in this Article 3 and in the other Transaction Documents. Disclosure of any fact or item in any section of Article 3 the Seller Disclosure Schedule referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section of Article 3 of this Agreement, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears if the relevance of such disclosure to such other section or paragraph is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or paragraph. Disclosure of any fact or item in any section of the Seller Disclosure Schedule shall not necessarily mean that such item or fact is material to the Business or financial condition of the Group Companies individually or taken as a whole.

(b)            Notwithstanding anything contained in Article 4 or any other provision of this Agreement or the Buyer Disclosure Schedule, Sellers and the Company each acknowledges and agrees that none of Buyer or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, as to Buyer or its Affiliates prior to the Closing, other than the representations and warranties expressly set forth in Article 4 and in the other Transaction Documents.

Article 4

Representations and Warranties of Buyer

Buyer hereby represents and warrants to each Seller as follows:

Section 4.1      Corporate Status. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign limited liability company, and is in good standing in all jurisdictions in which it is required to be so qualified or in good standing. Buyer has the requisite limited liability company power and authority to own, lease or otherwise hold its assets and properties and to operate its business as now conducted. Buyer is not in violation of any of the provisions of its Organizational Documents, except as, individually or in the aggregate, is not and would not be likely to have a Buyer Material Adverse Effect.

Section 4.2      Corporate and Governmental Authorization.

(a)            Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the transactions contemplated hereby and thereby, as applicable. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party, the performance of Buyer’s obligations hereunder and thereunder, as applicable, and the consummation of all the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all requisite action of Buyer. Buyer has duly executed and delivered this Agreement and, on the Closing Date, Buyer will have duly executed and delivered each other Transaction Document to which it is a party. This Agreement constitutes (assuming due authorization, execution and delivery by each party to this Agreement), and each other Transaction Document, when executed and delivered by Buyer will constitute (assuming due authorization, execution and delivery by the Company and Sellers or such other party thereto) the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except in each case as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b)            Except for the HSR Act or as set forth in Section 4.2 of the Buyer Disclosure Schedule, none of the execution and delivery of this Agreement and each other Transaction Document by Buyer or the performance of Buyer’s obligations hereunder or thereunder requires any Governmental Approvals to be obtained or made by Buyer prior to the Closing, except as, individually or in the aggregate, is not and would not be likely to have a Buyer Material Adverse Effect.

Section 4.3      Non-Contravention. Provided that all consents, approvals, authorizations and other actions described in Section 4.2 have been obtained or taken, except as otherwise provided in this Article 4 and except as may result from any facts or circumstances solely relating to the Group Companies, Sellers or their Affiliates (as opposed to any other third party), the execution and delivery of this Agreement and each other Transaction Document by Buyer, as applicable, and the performance of its obligations hereunder and thereunder, as applicable, do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer or any of its Affiliates, (b) assuming compliance with the matters referred to in Section 4.2(b), conflict with or breach any provision of any applicable Law or other Governmental Orders applicable to Buyer or by which Buyer or Buyer’s properties, rights or assets are bound or subject or (c) require any consent or other action by any Person, result in any breach or violation of or constitute a default or in the event that, without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, recapture or impairment under or other change of any right or obligation or the loss of any benefit under, any provision of any contract of Buyer, in the case of clauses (b) and (c), except as, individually or in the aggregate, is not and would not be likely to materially adversely affect the ability of Buyer to perform its obligations hereunder or thereunder.

Section 4.4      Financial Ability. Buyer will have at the Closing, sufficient immediately available funds to pay, in cash, the Closing Payments and all other amounts payable pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by this Agreement. The obligations of Buyer to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 4.5      Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties regarding the Group Companies and Sellers set forth herein, Buyer and its Subsidiaries will be Solvent. For purposes of this Section 4.5, “Solvent” means, at and immediately after the Closing, with respect to any Person, that:

(a)            the fair saleable value (determined on a going concern basis) of the assets of such Person (with respect to Buyer, after the Closing, Buyer and the Group Companies on a consolidated basis) shall not be less than required to pay its debts and liabilities as they become absolute and mature;

(b)            such Person (with respect to Buyer, after the Closing, Buyer and the Group Companies on a consolidated basis) shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c)            such Person (with respect to Buyer, after the Closing, Buyer and the Group Companies on a consolidated basis) shall have adequate capital to carry on its businesses as conducted immediately prior to the Closing.

Section 4.6      Purchase for Investment. Buyer is purchasing the Company Common Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Common Shares. Buyer acknowledges that the Company Common Shares have not been registered under the Securities Act or any state securities Laws, and that the Company Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 4.7      Pending Transactions. Buyer is not a party to any transaction directly or indirectly (whether by merger, consolidation or otherwise), to acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, that is reasonably expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any Governmental Approvals necessary to consummate the transactions contemplated by this Agreement or the Transaction Documents and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement or by the Transaction Documents; or (iii) otherwise impair or delay the ability of Buyer to perform its material obligations under this Agreement or the Transaction Documents.

Section 4.8      Litigation. There is no Litigation pending against Buyer, threatened in writing against Buyer or, to the Knowledge of Buyer, threatened orally against Buyer, any of its Subsidiaries or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Buyer Material Adverse Effect.

Section 4.9      Finders’ Fees. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate (excluding the Group Companies following the Closing).

Section 4.10      Regulatory Matters. As of the date of this Agreement, Buyer has no reason to believe that any facts or circumstances related to its or its Affiliates’ identity, financial condition, jurisdiction of domicile or regulatory status will impair or materially delay its ability to obtain the Governmental Approvals listed in Section 7.1(c) of the Seller Disclosure Schedule without the imposition of a Burdensome Condition. Within the past five years, no Governmental Authority has revoked any license or status held by Buyer or any of its controlled Affiliates to conduct insurance operations, and Buyer and its controlled Affiliates have not received any written notice from any Governmental Authority of, or have been charged with, any actual, alleged or potential violation of, or failure to comply with, any applicable Law, except for any violation that, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.11      Financing.

(a)            Buyer has delivered to Sellers a true and complete copy, including all exhibits, schedules or amendments thereto, of the fully executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Pershing Square Holdings, Ltd., a company limited by shares incorporated under the laws of Guernsey with registered number 54602 (the “Equity Commitment Party”), pursuant to which, subject to the terms and conditions set forth therein, the Equity Commitment Party has committed to invest in Buyer Parent the aggregate cash amount described therein, the proceeds of which shall be used in part to consummate the transactions contemplated herein (the “Equity Financing”). The Equity Commitment Letter provides that Sellers’ Representatives are a third party beneficiary thereof.

(b)            The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of the parties thereto, enforceable against the applicable parties thereto in accordance with their terms, except in each case as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity). The aggregate proceeds contemplated to be provided by the Equity Commitment Letter, together with available cash on hand of Buyer Parent, will be sufficient for Buyer Parent to cause Buyer to consummate the transactions contemplated by this Agreement and to pay all of Buyer’s related fees and expenses subject to the terms and conditions therein. The obligations of the Equity Commitment Party to fund the commitments under the Equity Commitment Letter is not subject to any conditions other than as expressly set forth in the Equity Commitment Letter, or any contingencies that would permit the Equity Commitment Party to reduce the total amount of the Equity Financing. There are no side letters, understandings or other agreements, contracts or arrangements relating to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in or contemplated by the Equity Commitment Letter. As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the respective commitments have not been withdrawn, rescinded or terminated in any way and (ii) no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent to funding under the Equity Commitment Letter by Buyer Parent or the Equity Commitment Party. As of the date of this Agreement, Buyer has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Equity Commitment Letter not being satisfied or (ii) the funding contemplated in the Equity Commitment Letter not being made available to Buyer on a timely basis in order to consummate the transactions contemplated by this Agreement.

Section 4.12      Anti-Money Laundering. None of Buyer, or to the Knowledge of Buyer, its Affiliates (the “Relevant Buyer Parties”), (a) appear on the Specially Designated Nationals and Blocked Persons List of the OFAC or any other similar list of sanctioned persons maintained or promulgated pursuant to economic or financial sanctions or restrictive measures administered or enforced by the United States Department of the Treasury (including, without limitation, by OFAC and pursuant to Executive Order 13224 or the Trading with the Enemy Act), the United Nations, the European Union (or any European Union member state), the United Kingdom, the Cayman Islands, or any other jurisdiction in which the Relevant Buyer Parties operate (collectively “Buyer Sanctions”); (b) is a Person with whom a transaction between the H&F Investor or the Carlyle Investor and/or their direct or indirect investment fund equity holders, on the one hand, and such Person, on the other hand, is prohibited by the USA PATRIOT Act or any Buyer Sanctions, in each case as amended from time to time; (c) was formed, has its principal place of business, has the majority of its business operations (measured by revenues), or, if a natural person, is ordinarily resident in any jurisdiction subject to comprehensive or territory wide Buyer Sanctions; or (d) is 10% or greater directly or indirectly owned, whether through voting or economic interests, or otherwise controlled by any Person described in the foregoing items (a) - (c).

Section 4.13      No Additional Representations; Inspection.

(a)            Notwithstanding anything contained in Article 3 or any other provision of this Agreement or the Seller Disclosure Schedule, Buyer acknowledges and agrees that none of Sellers or any of their Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Group Companies, the Business or the Assets, other than the representations and warranties expressly set forth in Article 3 and in the other Transaction Documents. Without limiting the foregoing, none of the Group Companies, Sellers or their Affiliates or Representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Group Companies or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer or any other Person (including Buyer’s Affiliates or Representatives) in connection with Buyer’s review of the Group Companies, the Business and the Assets other than as set forth in Article 3 and in the other Transaction Documents. In addition, Buyer acknowledges and agrees that any estimates, assumptions, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of Sellers, including any confidential information memorandum, those in the Data Room and all management presentations established or provided in connection with the transactions contemplated by this Agreement or the other Transaction Documents are not and shall not be deemed to be representations or warranties of Sellers or any of their Affiliates except to the extent set forth in Article 3 or in the other Transaction Documents.

(b)            Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Group Companies, the Business and the Assets, (ii) has been provided with access to such information, documents and other materials relating to the Group Companies, the Business and the Assets as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as Buyer deems necessary and appropriate to review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of Sellers with respect to such information, documents and other materials. Buyer further acknowledges and agrees that none of Sellers or any of their Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement and in the other Transaction Documents.

Article 5

Certain Covenants

Section 5.1      Conduct of the Business. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article 8 (the “Interim Period”), except (i) as required by applicable Law or as otherwise expressly permitted or required by this Agreement, (ii) as is reasonably necessary to respond to, cooperate with or comply with the requests, orders, directives, demands or other inquiries of any Governmental Authority, (iii) as set forth in Section 5.1 of the Seller Disclosure Schedule or (iv) as otherwise requested or consented to in writing by Buyer (email being sufficient), which consent shall not be unreasonably conditioned, withheld or delayed, (A) the Company and Sellers shall, and Sellers shall cause the Group Companies to, use commercially reasonable efforts to conduct the Business in the ordinary course and in compliance with applicable Law and to maintain and preserve intact their respective business organizations and significant business relationships and goodwill with policyholders, reinsurers, distributors, third-party administrators, referral sources, vendors, suppliers, service providers and other business partners and to retain the services of their respective present executive officers (provided, that the Company and Sellers shall not be in violation of this Section 5.1(A) by virtue of complying with the terms of any covenant in Section 5.1(B)) and (B) the Company and Sellers shall not, and Sellers shall cause each Group Company to not:

(a)            amend its certificate of incorporation, certificate of formation, memoranda of association, by-laws, limited liability company operating agreement or equivalent formation, governing or organizational documents other than immaterial changes to such documents of Subsidiaries of the Company that would not reasonably be expected to adversely affect in any respect the rights or obligations of Buyer or its Affiliates either before or after the Closing, as applicable, or take or authorize any action to wind up its affairs, dissolve or liquidate;

(b)            issue, reissue, sell, encumber, assign, transfer or pledge, or authorize, permit or propose the issuance, reissuance, sale, encumbrance, assignment, transfer, change of ownership or pledge of, any Company Securities or other equity interests of any Group Company, or grant, amend, waive or modify any terms of any such Company Securities, except in connection with the vesting, settlement and/or exercise of Company Options, Company DSUs or Company RSUs outstanding as of the date hereof and set forth in Section 3.4(b) of the Seller Disclosure Schedule and provided that the recipient of any shares or shares of capital stock issued in connection with such vesting, settlement and/or exercise is either a Seller party signatory hereto or duly executes and delivers to Buyer concurrently therewith a joinder to this Agreement to join as a Seller party hereto and make the representations and warranties of a Seller as of such time;

(c)            except as required under the terms of a Company Benefit Plan provided to Buyer and set forth in Section 3.15(a) of the Seller Disclosure Schedule, (i) terminate, materially amend any Company Benefit Plan or adopt or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan, (ii) grant to any Service Provider any material increase in base salary, cash incentive compensation opportunity or other compensation or benefits, other than as part of the Company’s regular annual compensation review process at the time such process is normally undertaken and otherwise in the ordinary course of business, provided that, in each case, any such increases do not exceed more than ten percent (10%) of the aggregate annual non-equity compensation for such Service Provider, (iii) grant any increase in or provide any new entitlement to severance, termination, change of control, retention, bonus or other incentive compensation or benefit to any Service Provider, other than arrangements for newly hired or promoted employees that are materially consistent with the arrangements in effect for similarly situated employees as of the date hereof, (iv) hire or promote any Service Provider other than to fill a position that is vacant as of the date hereof or subsequently vacated with an annual base salary less than $350,000 on terms and conditions that are materially consistent with the arrangements in effect for the predecessor employees of such position, (v) terminate any Service Provider of any Group Company, other than for cause, with an annual base salary greater than $350,000, (vi) make any loans to any Service Provider (other than loans under the Vantage Services 401(k) Plan (the “Company 401(k) Plan”)) or forgive such loans, (vii) grant any equity or equity-based awards or compensation, including any Company Options, Company DSUs or Company RSUs or (viii) take any action to accelerate the time of funding, vesting or payment or waive any performance or other criteria applicable to any compensation or benefit payable to any Service Provider;

(d)            issue, sell, dispose of, assign, transfer, pledge or encumber, or grant any Lien (other than a Permitted Lien) on any of the Assets for which, in respect of Liens on specific assets in the ordinary course of business, the consideration paid or payable is in excess of $500,000 in the aggregate, other than sales of Assets (including connection with investment portfolio activities) consistent with the Investment Guidelines in the ordinary course of business;

(e)            merge, amalgamate or consolidate with any other Person or acquire, or dispose of, any other Person or business or division thereof, or acquire or dispose of the assets or properties of any Person in a single transaction or a series of transactions for an amount in excess of $500,000 in the aggregate, or adopt a plan of restructuring, recapitalization or reorganization;

(f)            modify or amend in any material respect, transfer or assign or terminate any Material Contract or Reinsurance Agreement, or waive, release or assign any material rights thereunder, or enter into or become subject to any contract that would, if entered into prior to the date hereof, have been a Material Contract or Reinsurance Agreement, other than as set forth in Section 5.1(f) of the Seller Disclosure Schedule, in each case, other than in the ordinary course of business or as expressly contemplated by this Agreement; provided, however, that nothing herein shall limit the ability of any Group Company to enter into new Reinsurance Agreements or amend existing Reinsurance Agreements, in each case, to provide for monthly or yearly renewable term, or similar reinsurance coverage;

(g)           create, incur, assume, guarantee or repay any Indebtedness, other than (i) as required pursuant to its terms, (ii) issuances of letters of credit under the Wells Fargo Letter of Credit, the Lloyds Letter of Credit or the Citibank Letter of Credit to secure the Group Companies’ reinsurance obligations, (iii) Investment Assets or trade accounts payable, in each case, incurred in the ordinary course of business or (iv) in the ordinary course of business under the Credit Agreement in an aggregate amount not to exceed $250,000;

(h)           make or authorize any capital expenditures or commitments for capital expenditures in excess of $250,000 in the aggregate, other than Investment Assets or in the ordinary course of business or pursuant to the Company’s current capital expenditures budget provided to Buyer prior to the date hereof;

(i)            make any loan, capital contribution or advance to or investment in any other Person (other than (i) to a wholly-owned Group Company in the ordinary course of business or (ii) consistent with the Investment Guidelines);

(j)            forgive, cancel or compromise any material debt or claim, or waive or release any right of material value;

(k)           make any material change in the reserving (including asset adequacy reserving), financial reporting, actuarial, or accounting policies, practices, methods or principles of the Group Companies in effect on the date hereof, other than any change required by applicable Law, GAAP or SAP;

(l)            amend any material Permit in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or abandon, terminate or allow to lapse any material Permits;

(m)          seek approval from the applicable Governmental Authority for the use of any accounting practices in connection with the Insurance Company Financial Statements that depart from the National Association of Insurance Commissioner’s Accounting Practices and Procedures Manual or applicable Law;

(n)           enter into any contract, commitment, agreement or undertaking with any Governmental Authority (excluding any Insurance Contracts and Insurance Policies in the ordinary course of business);

(o)           reduce any Reserves, provisions for losses or other liability amounts in respect of Insurance Contracts or Reinsurance Agreements, except in the ordinary course of business or as may be required by applicable accounting standards (consistently applied with their application for prior periods), or as required by Law or by policies imposed by a Governmental Authority;

(p)           make any material change in the underwriting, reinsurance, claims administration or pricing principles or policies of the Group Companies, other than as set forth in Section 5.1(p) of the Seller Disclosure Schedule;

(q)           make any material change to the Investment Guidelines;

(r)            fail to maintain or permit the lapse of any existing material policy of insurance relating to the Business or Assets, unless such policy is replaced by a substantially comparable new policy of insurance;

(s)           settle, waive, release or compromise any Litigation (other than individual claims with respect to the Group Companies’ ordinary course claims activity) or any rights (or amend or terminate any rights), in each case, except as would not (A) result in payments by the Group Companies in excess of $100,000 individually or $500,000 in the aggregate, or (B) contain any admission of culpability, criminal misconduct or violation of the Law or require any other actions or impose any other material restrictions on the business or operations of the Group Companies;

(t)            (i) change or adopt any material Tax accounting method or make, change or revoke any material Tax election, (ii) settle any claim or assessment for Taxes, (iii) file any material amended Tax Return, (iv) surrender any right to claim a material Tax refund, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, in each case, that would be likely to materially and adversely affect the Group Companies or (vi) fail to timely pay any Tax as such Tax becomes due and payable;

(u)           other than as set forth in Section 5.1(u) of the Seller Disclosure Schedule, enter into, materially alter, abandon or discontinue any line of business of any Group Company or enter into any new lines of business that would require any Insurance Company to add new lines of authority to its certificates of authority;

(v)           sell, lease, assign, license, sublicense, transfer, allow to lapse, abandon, or otherwise dispose of any material Owned Intellectual Property, except for any non-exclusive licenses of Intellectual Property in the ordinary course of business; or

(w)          agree or commit to do, whether in writing or otherwise, any of the foregoing.

Section 5.2      Access to Information; Books and Records.

(a)            During the Interim Period, to the extent permitted by applicable Law, Sellers and the Company shall, and shall cause the other Group Companies to, upon reasonable request, (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, facilities, assets, properties, executive- or management-level employees, books and records of the Group Companies, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to any Group Company and such access as such Persons may reasonably request and (iii) instruct its Representatives to reasonably cooperate with Buyer, its counsel, financial advisors, auditors and other authorized Representatives, in each case solely for the purposes of consummating the transactions contemplated by this Agreement or any other Transaction Documents or in connection with Buyer’s preparation to integrate the Group Companies into Buyer’s organization following the Closing. Until the Closing, the information provided shall be subject to the terms of the Non-Disclosure Agreement, and, without limiting the generality of the foregoing, Buyer shall not, and Buyer shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or any other Transaction Documents except to the extent required by Law or in connection with any Litigation among Buyer or its Affiliates, on the one hand, and Sellers or their Affiliates, on the other hand.

(b)           For six (6) years following the Closing, Buyer shall cause the Group Companies to, preserve, in accordance with and until such date as may be required by Buyer’s, or the Group Companies’ standard document retention policies (but for not less than six (6) years from the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date books and records of the Group Companies and the Business possessed or controlled by such Person. During such period, Sellers, on the one hand, and Buyer, on the other hand, shall, upon reasonable request, promptly afford the other party and their respective agents and Representatives reasonable access to their respective pre-Closing Date books and records, information, employees and auditors to the extent necessary for the party requesting such access in connection with any Tax audit, governmental investigation, dispute referred to an Independent Accountant in accordance with Section 1.4(d) (solely to the extent necessary to resolve such dispute) or Litigation (other than any Litigation between any Seller and its Affiliates (other than the Group Companies), on the one hand, and Buyer, the Group Companies or their respective Affiliates, on the other hand), provided that the party requesting such access agrees to reimburse the other party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.

(c)           Anything to the contrary in Section 5.2(a), (b) or (d) notwithstanding, (i) access rights pursuant to Section 5.2(a), (b) or (d) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the party granting such access and (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s external legal counsel, constitutes a waiver of any such privilege, (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s external legal counsel, would reasonably be expected to conflict with applicable Laws or Governmental Orders or (D) such access would jeopardize rights or defenses to the disclosing party in Litigation in which Buyer or its Affiliates, on the one hand, and Sellers or their Affiliates, on the other hand, are directly adverse.

(d)            For six (6) years following the Closing, Sellers and their Affiliates shall have the right to retain copies of all books, data, files, information and records in any media of the Group Companies relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Company Employees and (ii) (A) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (B) as may be necessary for Sellers or their Affiliates to perform their respective obligations pursuant to this Agreement or any of the Transaction Documents, in each case subject to compliance with all applicable Laws, provided, that during such period Sellers and their Affiliates shall hold all such retained books, data, files, information and records in confidence and in accordance with the provisions of the Non-Disclosure Agreement, this Agreement and the other Transaction Documents. Buyer agrees that, with respect to all original books, data, files, information and records of the Group Companies existing as of the Closing Date, it will (A) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by Buyer to its own books and records and (C) for six (6) years after the Closing Date, preserve and retain all such original books, data, files, information and records and thereafter dispose of such original books, data, files, information and records only after it shall have given Sellers ninety (90) days’ prior written notice of such disposition and the opportunity (at Sellers’ expense) to remove and retain such information. Notwithstanding anything to the contrary, in the event of a conflict between this Section 5.2 and Section 6.1, Section 6.1 shall control.

Section 5.3      Confidentiality. For a period of three (3) years after the Closing, as to the Carlyle Investor and the H&F Investor, and after the Closing, as to other Sellers, Sellers shall not, shall cause their Affiliates, Representatives, agents and employees not to, directly or indirectly, communicate, divulge, disseminate or use, for any purpose whatsoever, any Confidential Information, except (a) with the prior written consent of Buyer, (b) as requested or required by any Law or any investigation or audit by a Governmental Authority, (c) to the extent necessary in connection with the enforcement of or any dispute or Litigation arising under this Agreement, (d) to its accountants, attorneys or other advisors or employees or Representatives that need to know such information in connection with its obligations hereunder and under the other Transaction Documents or in connection with the transactions contemplated hereby and thereby, in each case, who are informed of the confidential nature of the Confidential Information provided to them and are bound by an obligation of confidentiality and non-use to Sellers at least as restrictive as in this Section 5.3 or (e) as set forth in Section 5.10; provided, that, in no event shall any action required to be taken by this Agreement constitute a breach of this Section 5.3. The requirements of this Section 5.3 shall not apply to the extent that Sellers or their respective Affiliates, Representatives, agents or employees become legally compelled to disclose such information by judicial or administrative process or pursuant to applicable Law, including applicable securities exchange rules or disclosure obligations under securities laws. Notwithstanding the foregoing, no Person who is an employee, officer or director of a Group Company, Buyer or any of Buyer’s Affiliates shall be restricted from using Confidential Information in furtherance and in the ordinary course of such Person’s duties in any such capacity.

Section 5.4      Governmental Approvals.

(a)            Buyer shall, subject to the terms of this Agreement, use, and shall use reasonable best efforts to cause its Affiliates to use, reasonable best efforts to take any and all actions necessary to (i) obtain all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Closing or any other transaction contemplated hereby or by the other Transaction Documents, (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Governmental Order that would prevent, prohibit, restrict or delay the consummation of the Closing or any other transaction contemplated hereby or by the other Transaction Documents and (iv) otherwise avoid each and every impediment under any applicable Law that may be asserted by, or Governmental Order that may be entered by, any Governmental Authority with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby so as to enable the Closing to occur as promptly as practicable. Notwithstanding anything to the contrary set forth herein including in Section 5.7 or this Section 5.4(a), Buyer shall not be obligated by a Governmental Authority in connection with a Required Filing to take or refrain from taking or to agree to it, its Subsidiaries or the Group Companies taking or refraining from taking any action or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements by a Governmental Authority in connection with a Required Filing, would, or would reasonably be expected to, (i) impose any limitation, action, restriction, condition or requirement on the business or operations of Buyer, its Affiliates (including, for the avoidance of doubt, any Person that controls Buyer or any of its Affiliates) or the Group Companies following the Closing that would constitute a Material Adverse Effect; (ii) result in a material and adverse impact on the aggregate economic benefits that, as of the date hereof, Buyer or its Affiliates (including, for the avoidance of doubt, any Person that controls Buyer or any of its Affiliates) reasonably expects to obtain from the consummation of the transactions contemplated by this Agreement; (iii) require the contribution of capital or the provision of any guarantee, indemnity keep-well or capital or surplus maintenance agreement, or pledge of assets or similar arrangements by Buyer or its Affiliates (including, for the avoidance of doubt, any Person that controls Buyer or any of its Affiliates) that would result in a material and adverse impact on the aggregate economic benefits that, as of the date hereof, Buyer or its Affiliates (including, for the avoidance of doubt, any Person that controls Buyer or any of its Affiliates) plans or reasonably expects to obtain from the consummation of the transactions contemplated by this Agreement; (iv) require any sales, divestitures, dispositions or holding separate (through the establishment of a trust or otherwise) of any Subsidiaries, businesses or assets or to-be-acquired Subsidiaries, businesses or assets of Buyer, the Company, or any of their respective Affiliates or Subsidiaries(including, for the avoidance of doubt, any Person that controls Buyer or any of its Affiliates); (v) impose any limitation, action, restriction, condition or requirement on the business or operations of Buyer and its Affiliates (including the Group Companies) following the Closing that would constitute a material and adverse change in, or effect on, the assets, financial condition or results of operations of Buyer and its Affiliates (including the Group Companies), taken as a whole; (vi) prohibit Buyer or any of its Affiliates (including the Group Companies) (including, for the avoidance of doubt, any Person that controls Buyer or any of its Affiliates) from engaging in, investing in or acquiring any type or line of business; (vii) require the implementation of any material change to the ownership or holding structure of the Company, or any of its Subsidiaries or Buyer or any of its Affiliates not contemplated as part of or as a result of the transactions contemplated hereby or effectuate any other material restructuring of the Company or Buyer or its Affiliates; or (viii) require any amendment or modification to this Agreement that would be material and adverse to Buyer and its Affiliates (including the Group Companies), taken as a whole, after the Closing, in each case as compared to this Agreement as it exists on the date hereof (each, a “Burdensome Condition”); provided, that any limitation, action, restriction, condition or requirement imposed by a Governmental Authority (x) related to investment management of the Group Companies or (y) in respect of any agreement or other transaction proposed or intended to be entered into by Buyer or any of its Affiliates (other than the Group Companies) on the one hand and any of the Group Companies on the other shall, in all cases, be disregarded in connection with any determination as to whether a Burdensome Condition exists. Without the prior written consent of Buyer, Sellers and the Company shall not (and shall cause their Subsidiaries not to) take any action, or agree to the taking or refraining from, any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition. No party shall (and shall cause their Subsidiaries not to) offer, propose, negotiate, commit to, agree to, effect or take any action or accept any limitation, action, restriction, condition or requirement without the prior written consent of the other parties hereto. All filing fees incurred in connection with the HSR Act shall be borne by Buyer. In no event shall Sellers or any Group Company be required to propose, commit to or effect any action contemplated by this Section 5.4(a) that is not conditioned upon the Closing.

(b)            Buyer shall not, shall cause its controlled Affiliates not to, and shall use its reasonable best efforts to cause its non-controlled Affiliates to not, directly or indirectly (whether by merger, amalgamation, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Transaction Documents and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement or by the Transaction Documents; (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise; or (iv) otherwise materially impair or delay the ability of Buyer to perform its material obligations under this Agreement or the Transaction Documents.

(c)            In furtherance of and without limiting the foregoing, (i) Buyer shall file, or cause to be filed within thirty (30) days after the date hereof, (A) a “Form A” acquisition of Control Statement with respect to VRSIC and with respect to VRAC, together with all required applicants, together with all exhibits, affidavits and certificates, with the Commissioner of the Delaware Department of Insurance and (B) (x) of a change of “shareholder controller” no-objection application with the BMA in relation to Buyer, Buyer Parent and any other Person who would by virtue of the acquisition of Company Common Shares contemplated by this Agreement become a “shareholder controller” in respect of each of the applicable Bermuda Subsidiaries, together with all exhibits, affidavits and certificates, in accordance with the Bermuda Insurance Act and (y) if required, an application for the approval of the Registrar of Companies in Bermuda for Buyer, Buyer Parent and any other Person who would by virtue of the acquisition of Company Common Shares contemplated by this Agreement become a “beneficial owner” of the Company and the Bermuda Subsidiaries in accordance with the Beneficial Ownership Act 2025 of Bermuda, (ii) Sellers shall file and shall file on behalf of any other existing “shareholder controller” or in each case cause to be filed within thirty (30) days after the date hereof, a notice with the BMA regarding the disposal of their respective holdings in respect of each of the applicable Bermuda Subsidiaries in accordance with the Bermuda Insurance Act, (iii) Sellers and Buyer shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Closing and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within twenty (20) Business Days after the date hereof, (iv) Buyer shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants within thirty (30) days after the date hereof, and (v) the parties shall file the registrations, filings and notices of, with or to Governmental Authorities as set forth in Section 5.4(c)(v) of the Seller Disclosure Schedule within ten (10) Business Days after the date hereof (items (i) through (v), collectively, the “Required Filings”). All filing fees payable in connection with the foregoing shall be borne by Buyer. Buyer agrees that it and its Affiliates shall not at any time prior to the Closing, in connection with the transactions contemplated by this Agreement (A) agree to, or permit, any amendment or modification of the Required Filings without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld, conditioned or delayed), (B) file a business plan with the foregoing filings without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld, conditioned or delayed) or (C) following the filing of a business plan with the foregoing filings, amend such business plan without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, Buyer may amend such filings without the prior written consent of the Sellers’ Representatives if reasonably necessary (x) as a direct result of changes in market conditions or (y) to respond to questions or comments received from a Governmental Authority; provided, further, that the Sellers’ Representatives shall reply to any such request for consent within two (2) Business Days. All filing fees incurred in connection with the registrations, filings or notices set forth in this Section 5.4(c) shall be borne by Buyer.

(d)            Buyer agrees to provide as promptly as practicable, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required by any Governmental Authority in connection with their review of the transactions contemplated by this Agreement and the Transaction Documents relating to Buyer or any of its Affiliates (including any of their respective directors, officers, employees, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” Buyer within the meaning of applicable insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders. Buyer shall cause all Persons who are deemed or may be deemed to “control” Buyer to be added as applicants and provide any executed applications and any related submissions in connection therewith that may be required by any Governmental Authority in connection with their review of the transactions contemplated by this Agreement and the Transaction Documents.

(e)            Sellers and Buyer agree that they shall cooperate in all material respects and consult with one another with respect to the obtaining of all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Transaction Documents and each of them shall keep the others apprised on a prompt basis of the status of matters relating to such Governmental Approvals. Sellers’ Representatives and Buyer shall have the right to review in advance, subject to redaction of personally identifiable information, and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or substantive written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents, and each party agrees to in good faith consider comments of the other parties thereon. Sellers’ Representatives and Buyer shall promptly furnish to each other copies of all such filings and substantive written materials after their filing or submission, in each case subject to applicable Laws and subject to redaction of personally identifiable information. Each party shall promptly respond to and comply with any request, requirement or demand for information, documents or testimony regarding the transactions contemplated by this Agreement and the Transaction Documents, from any Governmental Authority (including responding to any “second request” for additional information and documentary material under the HSR Act) as promptly as practicable. Buyer shall, upon reasonable consultation with the Sellers’ Representatives and in consideration of the Sellers’ Representatives’ views in good faith, control, lead, and direct all actions, decisions and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, making and obtaining all Governmental Approvals in connection with the transactions contemplated by this Agreement and the other Transaction Documents and responding to and defending any proceedings by or with any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(f)            Sellers and Buyer shall as promptly as reasonably practicable advise each other upon receiving any communication from any Governmental Authority regarding this Agreement (other than non-substantive administrative communications), the Transaction Documents or the transactions contemplated hereby or thereby, including furnishing, as promptly as reasonably practicable, each other copies of any written or electronic communications (other than non-substantive administrative communications).

(g)           None of Sellers or Buyer shall, and each shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement and the Transaction Documents unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting.

Section 5.5      Third Party Consents. Prior to the Closing, except as otherwise agreed by the parties hereto, each party hereto shall cooperate with the other and use reasonable best efforts to make or obtain the Third Party Consents set forth in Section 5.5 of the Seller Disclosure Schedule; provided, that no party shall be required to expend any amount or incur any liabilities, grant any accommodation (financial or otherwise) or concede anything of value, amend, supplement or modify any such agreement or arrangement requiring such Third Party Consent, commence or participate in any action or provide any other consideration in order to obtain any such Third Party Consent and Buyer shall not be required to agree to a Burdensome Condition.

Section 5.6      Related Party Agreements. Other than (i) for any ordinary course arm’s length commercial agreements and transactions between any portfolio company of any Seller or its Affiliates and any member of the Group Companies that involve aggregate payments to or by the Group Companies of no more than $300,000 per annum and that are cancellable by the Group Companies on no more than thirty (30) days prior written notice and (ii) for the agreement set forth on Section 5.6 of the Seller Disclosure Schedule, effective at or prior to Closing, Sellers and the Company shall, and shall cause each of the Group Companies to, settle, discharge or otherwise extinguish all Related Party Agreements without any further liability or obligation to Buyer or any Group Company except for customary indemnification of directors and officers of the Group Companies as provided in Section 5.12.

Section 5.7      Further Assurances. Sellers, the Company and Buyer shall, upon request, keep each other reasonably apprised upon of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article 7. Sellers, the Company and Buyer shall, subject to the terms of this Agreement (including that Buyer shall not be required to undertake or refrain from any actions leading to a Burdensome Condition), (i) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Transaction Documents and give effect to the transactions contemplated by this Agreement and the Transaction Documents, (ii) refrain from taking any actions that could reasonably be expected to materially impair, delay or impede the Closing, and (iii) without limiting the foregoing, use their respective reasonable best efforts (except where the Agreement contemplates a different efforts standard, in which case such different standard shall apply) to cause all the conditions to the obligations of the other parties to consummate the transactions contemplated by this Agreement and the Transaction Documents to be met as soon as reasonably practicable in accordance with the terms hereof.

Section 5.8      Employees and Employee Benefits.

(a)            For a period beginning on the Closing Date and continuing thereafter for twelve (12) months (the “Continuation Period”), Buyer shall provide, or shall cause each of the Group Companies and their Affiliates to provide, each employee of the Group Companies as of the Closing who continues employment with any of the Group Companies, Buyer or any of their respective Affiliates following the Closing (collectively, the “Company Employees”) with (i) base salary, wages or commission opportunities, in each case, no less than those provided to each such Company Employee by the Group Companies on the Closing Date; (ii) target short-term cash incentive opportunities that are substantially comparable, in the aggregate, to those provided to each such Company Employee by the Group Companies on the Closing Date; and (iii) other employee benefits (excluding severance (except as set forth in Section 5.8(e)), retention, transaction-based or other non-recurring compensation, fringe benefits, perquisites, long-term or equity or equity-based incentive, defined benefit pension, nonqualified deferred compensation, retiree medical or insurance, and post-employment welfare benefits) that are substantially comparable in the aggregate to such benefits provided to each such Company Employee by the Group Companies immediately prior to the Closing Date.

(b)            For purposes eligibility to participate, vesting and eligibility to receive benefits (other than, in all cases, with respect to any defined benefit pension plan) under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Group Companies and their respective Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Group Companies and their Affiliates as of the Closing under similar or comparable Company Benefit Plans (the “Old Benefit Plans”); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Company Employees may be eligible to participate following the Closing, Buyer and each of the Group Companies shall use commercially reasonable efforts to provide that each Company Employee be immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer and each of the Group Companies shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan. Buyer and each of the Group Companies shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c)            With respect to any Company Employee whose employment is terminated by Buyer or any of the Group Companies during the Continuation Period, Buyer shall provide, or shall cause its Affiliates to provide, severance benefits to such Company Employee, which shall be determined and payable in accordance with either (i) the Group Companies’ severance practices as set forth on Section 5.4(c) of the Seller Disclosure Schedule or (ii) the severance benefit plan maintained for similarly situated employees of Buyer and its Affiliates at the time of such Company Employee’s termination of employment, whichever is more favorable to the Company Employee, in each case taking into account all service with Sellers, Buyer and their respective Affiliates in determining the amount of severance benefits payable.

(d)            If reasonably determined by the Company as required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of a deduction to any member of the Group Companies or Buyer or any of its Affiliates under Section 280G of the Code, in each case, with respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement, no later than three (3) Business Days prior to the Closing Date, the Company shall use commercially reasonable efforts to (i) secure from each Person who is a “disqualified individual” (as defined in Section 280G(c) of the Code) and who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such Person’s rights to some or all of such payments and/or benefits applicable to such person (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible by any member of the Group Companies or Buyer or any of its Affiliates under Section 280G of the Code and (ii) seek the approval of the applicable Company Shareholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 of the right of any “disqualified individual” to receive or retain the Waived Parachute Payments. Prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of the required Company Shareholders was solicited in accordance with the foregoing provisions of this Section 5.8(d) and that either (x) the requisite number of votes of the required Company Shareholders was obtained with respect to the Waived Parachute Payments (the “280G Approval”), or (y) that the 280G Approval was not obtained, and, as a consequence, the Waived Parachute Payments have not been and shall not be made or provided. The form of the waiver, the disclosure statement, any other materials to be submitted to the required Company Shareholders in connection with the 280G Approval and the analysis and calculations related to the foregoing shall be subject to advance review and comment by Buyer, no later than five (5) Business Days prior to the date the Company seeks such waivers, and the Company shall consider in good faith such comments as may be provided by Buyer. Buyer shall provide to the Company in a timely manner that is reasonably sufficient to permit the Company to fulfill its obligations under this Section 5.8(d), all necessary information relating to compensation arrangements, if any, that Buyer or its Affiliates agree, have agreed, or have proposed to provide to any “disqualified individual” that should be taken into account in making determinations as to the application of Sections 280G and 4999 of the Code and which are necessary for the Company to comply with Section 280G(b)(5)(B) of the Code and shall cooperate with the Company and its advisers in good faith to determine the value for the purposes of Section 280G of the Code of any payments or benefits contemplated therein (and if Buyer does not comply with its obligations under this sentence, the Company’s failure to include such Buyer arrangements in the voting materials described herein will not result in a breach of this Section 5.8(d)).

(e)            If requested by Buyer in writing following the date hereof and at least ten (10) Business Days prior to the Closing Date, the Company shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, contingent on the Closing and effective as of no later than the day before the Closing Date, the Company 401(k) Plan. The Company shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the Company 401(k) Plan in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, the Company shall provide Buyer with the final documentation evidencing that the Company 401(k) Plan has been terminated. If the Company 401(k) Plan is terminated, Buyer shall designate a Tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Buyer or one of its Affiliates (the “Buyer 401(k) Plan”) to cover eligible Service Providers effective of the Closing Date, and shall permit any such eligible Service Providers who participated in the Company 401(k) Plan an opportunity to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including then outstanding participant loans) under the Company 401(k) Plan to the Buyer 401(k) Plan.

(f)            Without limiting the effect of Sections 5.8(a) through (e), nothing herein is intended to or shall confer upon any person, including any current or former employee, officer, director, contractor or consultant of any of the Group Companies, any right, benefit or remedy of any nature whatsoever (including the creation of any third party beneficiary rights) under or by reason of this Agreement, and accordingly, nothing herein shall be deemed to limit the right of Buyer or any of the Group Companies to (i) terminate the employment of any Company Employee at any time or provide any right to continued employment for any period or continued receipt of any specific employee benefit in any Person, (ii) change or modify the terms or conditions of employment for any Company Employee or (iii) change or modify any employee benefit plan, including any Company Benefit Plan, or arrangement in accordance with their terms.

Section 5.9      Exclusivity. During the Interim Period, Sellers and the Group Companies shall not, and shall use their respective reasonable best efforts to ensure that their respective Affiliates and Representatives shall not, directly or indirectly, (a) enter into, knowingly solicit, initiate or continue any discussions, negotiations, or agreements with, (b) knowingly encourage any expression of interest, inquiries, offers or proposals by, (c) participate in any discussions or negotiations with, or (d) provide any information to, or otherwise cooperate in any way or enter into any letter of intent or any other agreement with, any Person, that constitutes, or would reasonably be expected to lead to or relating to any Alternative Transaction, in each case other than with Buyer, its Affiliates or Buyer’s Representatives on behalf of Buyer. In the event that Sellers, the Company or any of their Affiliates or Representatives receives an offer or any inquiry concerning any Alternative Transaction, the Company shall (i) cease any further contact with such third party, and (ii) promptly inform Buyer of any such offer or inquiry.

Section 5.10      Public Announcements. No party to this Agreement or any Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Transaction Documents or the transactions contemplated by this Agreement without the prior written consent of Buyer, on the one hand, or the Sellers’ Representatives, on the other hand (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall use its good faith efforts to allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication to the extent reasonably practicable and not prohibited by Law and to the extent unrelated to any Litigation involving parties to this Agreement or their Affiliates in which Buyer or its Affiliates and Sellers or their Affiliates are directly adverse to one another, (ii) communications that are consistent with any such press release or public announcement specified in clause (i) and (iii) Buyer and its Affiliates, the Carlyle Investor and the H&F Investor shall be entitled to communicate regarding the transactions contemplated hereby to the extent customary in connection with ordinary course fund raising, marketing, or reporting activities, with their and their Affiliates’ limited partners, investors and prospective investors in the ordinary course of business, in each case, on a confidential basis or to the extent necessary to comply with Law or applicable securities exchange rules.

Section 5.11      R&W Policy. Concurrently with the execution of this Agreement, Buyer has procured a buyer-side representation and warranty insurance policy (the “R&W Policy”). Any such R&W Policy shall include a provision whereby the insurer under the R&W Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Sellers any of their Affiliates or any former or current Equityholder(s), managers, members, directors, officers, employees, agents or Representatives of Sellers or its Affiliates in connection with this Agreement and the transactions contemplated hereby with respect to any claim made by an insured thereunder, except to the extent any such subrogation is expressly permitted pursuant to the terms of the R&W Policy or in the case of Fraud by any such Person. Buyer shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified, in each case in a manner that is material and adverse to Sellers, without the prior written consent of the Sellers’ Representatives.

Section 5.12      D&O Liability and Indemnification.

(a)            From the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer will ensure that the Group Companies honor their obligations under their Organizational Documents and the indemnification agreements listed in Section 5.12(a) of the Seller Disclosure Schedule to indemnify, defend and hold harmless each present (as of immediately prior to the Closing) and former officer, director, and manager of the Group Companies (each, an “Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any action, suit, claim, investigation or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the service of the Indemnified Person as an officer, director or manager of the Group Companies in respect of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such action, suit, claim, investigation or proceeding to which such Indemnified Person is entitled to indemnification in accordance with the preceding sentence, (A) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any action, suit, claim, investigation or proceeding from the applicable Group Company as soon as reasonably practicable following the receipt by Buyer from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances to the extent it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification, if and only to the extent required by the DGCL or other applicable Law and by the Organizational Documents of Buyer or any Subsidiary thereof, (B) neither Buyer nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, claim, investigation or proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such action, suit, claim, investigation or proceeding (including all attorney’s fees and expenses) or such Indemnified Person otherwise consents and (C) Buyer and its Affiliates will reasonably cooperate in the defense of any such matter to the extent required by the Organizational Documents of such Group Company or indemnification agreements listed in Section 5.12(a) of the Seller Disclosure Schedule. The indemnification obligations set forth in this Section 5.12(a) shall be the primary indemnification obligations with respect to any Indemnified Person, and not an indemnity of last resort.

(b)            For a period of six years from the Closing Date, except as required by Law, Buyer shall not, and shall not permit any of its Subsidiaries to, amend, repeal or modify any provision in such Person’s Organizational Documents, or in any document listed in Section 5.12(b) of the Seller Disclosure Schedule relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Closing in any manner adverse to any Indemnified Person in respect of actions taking in service of the Group Companies prior to Closing, and Buyer shall cause all such provisions to be observed by the Group Companies, it being the intent of the parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.

(c)            At or prior to the Closing, Sellers shall cause the Group Companies to (at Buyer’s expense) obtain and maintain irrevocable six-year “tail” insurance policies with respect to any liability of the Indemnified Persons, who are covered by the Group Companies’ existing directors’, managers’ and officers’ liability insurance, with respect to actions taken in their capacity as directors, managers, or officers of the Group Companies before the Closing Date; provided that, that, in no event shall the Group Companies or Buyer be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance, provided further, that in the event that any claim is brought under any such policy before the sixth anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. Buyer shall not, and shall cause its Subsidiaries to not, cancel or change such insurance policies in any respect, prior to the end of such policy’s term.

(d)            In the event that Buyer or any of its Subsidiaries or any of the respective successors or assigns of the foregoing, within a period of six years following the Closing, (i) consolidates with, amalgamates or merges into any other Person in which Buyer or its Subsidiaries, as applicable, are not the surviving entity or in which the obligations of such Buyer and the Group Companies in this Section 5.12 do not remain with Buyer or its Subsidiaries, or (ii) transfers all or substantially all of the properties, rights or assets of Buyer and its Subsidiaries, on a consolidated basis, to any Person, then, in each case, Buyer or any of its Subsidiaries shall use commercially reasonable efforts to cause such other Person to expressly and specifically assume in writing and be bound by the obligations set forth in this Section 5.12 provided, that any assumption by operation of Law shall be deemed a proper provision under this Section 5.12.

(e)            This Section 5.12 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.12 applies without the consent of such affected Person except as required by Law.

(f)            Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that the agreements contained in this Section 5.12 and the indemnification contemplated by this Section 5.12 require performance after the Closing and will survive the Closing in accordance with the terms of this Agreement.

Section 5.13      Non-Solicitation; No-Hire. For a period of three (3) years from the Closing Date, the Carlyle Investor and the H&F Investor shall not, and shall cause their Affiliates not to, without the prior written consent of Buyer, directly or indirectly, (i) hire or solicit for employment any executive or senior management level employee of the Group Companies or (ii) knowingly induce or encourage any executive or senior management level employee of the Group Companies to no longer be employed by a Group Company; provided, however, that nothing in this Section 5.13 shall prohibit the Carlyle Investor or the H&F Investor or any of their Representatives from (A) (1) engaging in general solicitations to the public or general advertising not specifically targeted at any executive or senior management level employee of the Group Companies, (2) using a search firm, employment agency or other similar entity, provided that such entity has not been authorized by the Carlyle Investor or the H&F Investor or any of their Representatives to specifically solicit any executive or senior management level employee of the Group Companies or (3) hiring or soliciting any executive or senior management level employee of the Group Companies whose employment with the applicable Group Company has been terminated by the Group Companies for at least six (6) months prior to such hiring or solicitation or (B) any portfolio company of any Affiliate of the Carlyle Investor or the H&F Investor from hiring or soliciting any such person so long as such portfolio company is (1) acting in the ordinary course of such portfolio company’s business, (2) not acting at the direction of any personnel of the Carlyle Investor or the H&F Investor or any of their respective Affiliate or (3) not using Confidential Information of the Group Companies with respect to such hiring or solicitation.

Section 5.14      Non-Disparagement. For a period of three (3) years from the Closing Date, Sellers shall not, and shall cause their Affiliates, directors, officers, managers, agents or other employees or Representatives not to, directly or indirectly intentionally make any disparaging, defamatory or derogatory remarks about any of the Group Companies, Buyer and any of their respective Affiliates or any of their services, practices or directors, officers, employees, managers, members, partners, direct or indirect equity holders, affiliates, agents or Representatives, either orally or in writing; provided, that Sellers may confer in confidence with their legal representative(s) and make truthful statements as required by Law.

Section 5.15      Financing.

(a)            Buyer shall notify the Sellers’ Representatives promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date, (i) the Equity Commitment Party indicates orally or in writing that it will not provide, or it refuses to provide, all or any portion of the Equity Financing contemplated by the Equity Commitment Letter on the terms and conditions set forth therein, or (ii) for any reason Buyer no longer believes in good faith that Buyer Parent will be able to obtain on a timely basis all or any portion of the Equity Financing on substantially the terms described in the Equity Commitment Letter.

(b)            Buyer shall use reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things reasonably necessary to arrange and to obtain the Equity Financing on a timely basis on the terms and conditions set forth in the Equity Commitment Letter, including by using reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter on the terms and conditions contained therein until the transactions contemplated by this Agreement are consummated or until this Agreement is terminated in accordance with its terms, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Buyer or any of its Affiliates in the Equity Commitment Letter and otherwise comply with its obligations thereunder, (iii) consummate the Equity Financing contemplated by the Equity Commitment Letter substantially concurrently with the Closing, and (iv) seek and enforce its rights under the Equity Commitment Letter. Buyer shall not permit the Equity Commitment Letter to be replaced, or amended or modified, and Buyer shall not permit any provision thereof to be waived, in each case that would (A) reduce the aggregate amount of the Equity Financing, (B) expand, modify or impose new or additional conditions to the Equity Financing, or (C) otherwise expand, modify or waive any provision of the Equity Commitment Letter or the Equity Financing in a manner that would reasonably be expected to make the funding of the Equity Financing (or the satisfaction of the conditions to obtaining the Equity Financing) less likely to occur, prevent or delay the funding of the Equity Financing or adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, in each case, without the prior written consent of the Sellers’ Representatives.

Section 5.16      Notification of Certain Matters. During the Interim Period, subject to Section 5.3, Buyer and Sellers promptly shall promptly notify each other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 of this Agreement becoming materially delayed or incapable of being satisfied.

Section 5.17      Debt Facilities. Sellers shall use reasonable best efforts to obtain and deliver to Buyer, on or prior to the Closing Date (with drafts delivered to Buyer no later than five (5) Business Days prior to the Closing Date), duly executed waivers and/or consents from the requisite parties under each of (i) the Credit Agreement, (ii) the Wells Fargo Letter of Credit and (iii) the Lloyds Letter of Credit, in form and substance reasonably satisfactory to Buyer, waiving any material rights or remedies that may be triggered by the change of control resulting from the transactions contemplated by this Agreement and consenting to such transactions. Sellers shall use reasonable best efforts to deliver to Buyer on or prior to the Closing Date evidence that the requisite notice requirements under the Citibank Letter of Credit have been satisfied in connection with the change of control resulting from the transaction contemplated by this Agreement. All costs or expenses incurred in connection with this Section 5.17 (other than attorney’s fees and expenses incurred which shall be borne in accordance with Section 11.4) shall be borne by Buyer.

Section 5.18      Seller Transfer Restriction. During the Interim Period, no Seller shall transfer, encumber, pledge, assign, mortgage or grant any interest in any Company Common Shares held by such Seller without the prior written consent of Buyer.

Article 6

Tax Matters

Section 6.1      Books and Records; Cooperation. Buyer and Sellers shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance (at the requesting party’s expense) as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding, in each case, relating to Taxes imposed on or with respect to the Group Companies (including Vantage Risk Ltd. US); provided that Buyer shall cause the Company to provide (at the Company’s expense) Sellers with information in connection with reporting relating to any “passive foreign investment company” as defined in Section 1297 of the Code, prepared in a manner consistent with prior practice, for the Tax period that includes the Closing Date and the immediately preceding Tax period and (b) reasonably retain (and provide the other party and its Affiliates with reasonable access to) all records or information with respect to the Group Companies (including Vantage Risk Ltd. US) that are reasonably relevant to any such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 6.2      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and any other Transaction Document (including any real property transfer tax and any similar Tax) (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by Sellers as a Company Transaction Expense. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Sellers will join in the execution of any such Tax Returns and other documentation.

Section 6.3      Buyer Covenants. Buyer shall not, and shall cause its Affiliates not to, cause or permit any Group Company to make any election pursuant to Treasury Regulations Section 301.7701-3 that is effective on or before the day after the Closing Date without the prior written consent of the Sellers’ Representatives. For the avoidance of doubt, Buyer may make the election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Article 7

Conditions Precedent

Section 7.1      Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by applicable Law:

(a)            Representations; Performance. Except for the representations and warranties set forth in Section 3.1(a) (Due Organization; Valid Existence; Good Standing), Section 3.2(a) (Power and Authority; Due Authorization), Section 3.3(a) (No Conflict with Organizational Documents), Section 3.4 (Title; Capitalization; Organizational Documents), the first sentence of Section 3.5(a) (Due Organization; Valid Existence; Good Standing of Subsidiaries), Section 3.5(b) and (d) (Capitalization of Subsidiaries) and Section 3.19 (Finders’ Fees) (collectively, the “Seller Fundamental Representations”), the representations and warranties contained in Article 3 of this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), except where all failures of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as of made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date). The Company and Sellers, including the Sellers’ Representatives, shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers, Sellers’ Representatives or the Company prior to the Closing. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Company and the Sellers’ Representatives, on behalf of Sellers, to the effect that each of the conditions set forth above in this Section 7.1(a) have been satisfied.

(b)            No Material Adverse Effect. Since the date of this Agreement, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Company and the Sellers’ Representatives, on behalf of Sellers, to the effect that the condition set forth above in this Section 7.1(b) has been satisfied.

(c)            Approvals of Governmental Authorities. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated, and all other Governmental Approvals listed in Section 7.1(c) of the Seller Disclosure Schedule shall have been received (or any waiting period shall have expired or shall have been terminated) without the imposition of a Burdensome Condition.

(d)            No Governmental Order. There shall be no Governmental Order in existence restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 7.2      Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver by Sellers’ Representatives, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by the Sellers’ Representatives to the extent permitted by applicable Law:

(a)            Representations; Performance. The representations and warranties of Buyer contained in Article 4 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), except where all failures of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that each of the conditions set forth above in this Section 7.2(a) have been satisfied.

(b)            Approvals of Governmental Authorities. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated, and all other Governmental Approvals listed in Section 7.1(c) of the Seller Disclosure Schedule shall have been received (or any waiting period shall have expired or shall have been terminated).

(c)            No Governmental Order. There shall be no Governmental Order in existence restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Article 8

Termination

Section 8.1      Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)            by the written agreement of Buyer and the Sellers’ Representatives;

(b)            by either Buyer or the Sellers’ Representatives by notice to the other party, if:

(i)            the Closing shall not have been consummated on or before December 17, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of, or directly resulted in the failure of the Closing to be consummated by such time;

(ii)            (A) if a Governmental Authority shall have issued or enacted any Law that is binding on Buyer or Sellers that makes consummation of the Closing illegal or otherwise prohibited, restrained or enjoined or (B) any action (or failure to take action), judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise prohibiting Buyer or Sellers from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in such issuance or enactment by a Governmental Authority of any such Law or the taking of any such other action by a Governmental Authority (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing; or

(iii)            Buyer and the Sellers’ Representatives mutually agree (consent to such agreement not to be unreasonably withheld, conditioned or delayed) in writing that (i) a Governmental Approval listed in Section 7.1(c) of the Seller Disclosure Schedule (A) has been denied and (B) such denial will not be lifted prior to the End Date or (ii) a Burdensome Condition (A) has been imposed by a Governmental Authority and (B) will not be lifted or rescinded prior to the End Date;

(c)            by Buyer by notice to the Sellers’ Representatives, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or a Seller or Sellers’ Representatives set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 not to be satisfied, and such breach is incapable of being cured by the earlier of thirty (30) days following the receipt of written notice from Buyer to the Sellers’ Representatives of such breach and the End Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied as of the Closing Date; or

(d)            by the Sellers’ Representatives by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2 not to be satisfied, and such breach is incapable of being cured by the earlier of thirty (30) days following the receipt of written notice from the Sellers’ Representatives to Buyer of such breach and the End Date; provided, however, that the Sellers’ Representatives shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Sellers or the Company are then in material breach or violation of their representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 7.1 would not be satisfied at the time of such termination.

Section 8.2      Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, interest or equityholders, Affiliates, agents, successors, assigns or Representatives) to the other party except as provided in this Section 8.2 and Section 8.3; provided that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages (including claims for damages based on the consideration that would have otherwise been payable to Sellers) for Fraud or for willful breach of any covenant hereunder. The provisions of the Non-Disclosure Agreement, Section 5.7, this Section 8.2, Section 8.3, Article 9, Section 10.1, Section 10.2 and Article 11 (except for Section 11.10) shall survive any termination hereof pursuant to Section 8.1.

Section 8.3      Extension; Waiver. At any time prior to the Closing, Sellers’ Representatives and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Article 9

Sellers’ Representatives

Section 9.1      Authorization of Sellers’ Representatives.

(a)            The Carlyle Investor and the H&F Investor are hereby jointly appointed, authorized and empowered to act as the Sellers’ Representatives, for the benefit of the Equityholders, as the exclusive agents and attorneys-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, including pursuant to the Payments Administration Agreement and Escrow Agreement, which shall include the power and authority:

(i)            to execute and deliver the Payments Administration Agreement and Escrow Agreement (with such modifications or changes therein as to which the Sellers’ Representatives, in their sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Sellers’ Representatives, in their sole discretion, determine to be desirable;

(ii)            to execute and deliver such amendments, waivers and consents in connection with this Agreement, the Payments Administration Agreement, the Escrow Agreement and the consummation of the transactions contemplated by this Agreement as the Sellers’ Representatives, on behalf of the individual Equityholders, in their sole discretion, may deem necessary or desirable;

(iii)            as the Sellers’ Representatives, to enforce and protect the rights and interests of the Equityholders (including the Sellers’ Representatives, in their capacities as Equityholders, if applicable) and to enforce and protect the rights and interests of the Sellers’ Representatives arising out of or under or in any manner relating to this Agreement, the Payments Administration Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Sellers’ Representatives believe are necessary or appropriate under the Payments Administration Agreement, the Escrow Agreement or this Agreement for and on behalf of the Equityholders, including asserting or pursuing any Litigation against any Person in connection with the Payments Administration Agreement, the Escrow Agreement or this Agreement, including Buyer, defending any Litigation by Buyer, consenting to, compromising or settling any such Litigation, conducting negotiations with Buyer regarding such Litigation, and, in connection therewith, to: (A) assert any or institute any Litigation; (B) investigate, defend, contest or litigate any Litigation initiated by Buyer or any other Person, or by any federal, state or local Governmental Authority against the Sellers’ Representatives or any of the Equityholders and receive process on behalf of any or all of the Equityholders in any such Litigation and compromise or settle on such terms as the Sellers’ Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Litigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representatives may deem advisable or necessary; (D) settle or compromise any Litigation asserted under the Payments Administration Agreement, the Escrow Agreement or this Agreement; (E) file and prosecute appeals from any decision, judgment or award rendered in any such Litigation, it being understood that the Sellers’ Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and (F) without limiting the generality of the foregoing, (1) dispute or refrain from disputing, on behalf of each Equityholder relative to any amounts to be received by such Equityholder thereunder, (2) negotiate and compromise, on behalf of each such Equityholder, any dispute that may arise thereunder, and exercise or refrain from exercising any remedies available thereunder and (3) execute, on behalf of each such Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(iv)            to refrain from enforcing any right of any Equityholder or the Sellers’ Representatives arising out of or under or in any manner relating to this Agreement, the Payments Administration Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing (provided that no such failure to act on the part of the Sellers’ Representatives, except as otherwise provided in this Agreement, the Payments Administration Agreement or the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representatives or by such Equityholder unless such waiver is in writing signed by the waiving party or by the Sellers’ Representatives); and

(v)            to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Payments Administration Agreement, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)            The Sellers’ Representatives shall not be required by any Equityholder to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Sellers’ Representatives. The Sellers’ Representatives shall have the power and authority to use the Sellers’ Representatives Expense Amount to satisfy costs, expenses or liabilities of the Sellers’ Representatives in connection with matters related to this Agreement, the Payments Administration Agreement or the Escrow Agreement. In the event that the Sellers’ Representatives Expense Amount is insufficient to satisfy the Sellers’ Representatives’ expenses, charges and liabilities, then each Equityholder shall be obligated to pay the excess to the extent of such Equityholder’s Percentage Interest. Any excess of the Sellers’ Representatives Expense Amount over the Sellers’ Representatives’ actual expenses in their capacity as such shall be released as follows: (i) to the Paying Agent, the product of (x) the aggregate Percentage Interest of the Company Shareholders and (y) the amount in excess of the Sellers’ Representatives Expense Amount, which the Paying Agent will in turn pay to such each Company Shareholder in accordance with their respective Percentage Interests and (ii) to accounts specified by the Company, for further distribution by the Company through the payroll system or payroll provider of the Company, no later than the first regularly scheduled payroll that occurs following the Company’s receipt of such funds (or, to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A of the Code), (x) the product of (1) aggregate Percentage Interest of the Company Optionholders and (2) the amount in excess of the Sellers’ Representatives Expense Amount, (y) the product of (1) the aggregate Percentage Interest of the Company RSU Holders and (2) the amount in excess of the Sellers’ Representatives Expense Amount and (z) the product of (1) the aggregate Percentage Interest of the Company DSU Holders and (2) the amount in excess of the Sellers’ Representatives Expense Amount, which, in each case, the Company will in turn pay to such Company Optionholders, Company RSU Holders and Company DSU Holders in accordance with their respective Percentage Interests. The Sellers’ Representatives shall be entitled to engage such counsel, experts and other agents and consultants as they shall deem necessary in connection with exercising its powers and performing their function hereunder and (in the absence of willful misconduct on the part of the Sellers’ Representatives) shall be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, the Sellers’ Representatives in their capacity as such shall have no fiduciary duties or responsibilities to any Equityholder, or any Group Company and no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Equityholder shall otherwise exist against or with respect to the Sellers’ Representatives in their capacity as such.

(c)            All of the indemnities, immunities and powers granted to the Sellers’ Representatives under this Agreement shall survive the Closing Date or any termination of this Agreement, the Payments Administration Agreement or the Escrow Agreement.

(d)            All determinations, consents, directions, and other actions of the Sellers’ Representatives require the affirmative authorization of both the Carlyle Investor and the H&F Investor.

(e)            Buyer and its Subsidiaries shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representatives pursuant to this Agreement, the Payments Administration Agreement, the Escrow Agreement the other Transaction Documents and the transactions contemplated hereby and thereby, all of which actions or omissions shall be legally binding upon the Equityholders. Buyer shall have no responsibility for determining whether any such actions taken or omitted to be taken on behalf of any Equityholder were duly authorized by the Sellers’ Representatives or complied with any internal procedures or arrangements between the Sellers’ Representatives.

(f)            The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (ii) shall survive the consummation of the transactions contemplated by this Agreement.

Section 9.2      Limitations on Liability; Indemnification.

(a)            The parties acknowledge and agree that the Carlyle Investor and the H&F Investor (in their capacities as the Sellers’ Representatives) are parties solely to perform certain administrative functions in connection with the consummation of the transactions contemplated by this Agreement. Accordingly, the parties acknowledge and agree that the Sellers’ Representatives, solely in their capacity as such (and not as Sellers), shall have no liability to, and shall not be liable for, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of, any party or to any of their respective officers, directors, employees, Affiliates or agents in connection with any obligations of the Sellers’ Representatives under this Agreement, the Payments Administration Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated by this Agreement, except in their capacity as Sellers or to the extent such costs or expenses, judgments, fines, losses, claims, damages or liabilities shall be proven to be the direct result of gross negligence or willful misconduct by a Sellers’ Representative in connection with the performance of its obligations hereunder. Any costs or expenses, judgments, fines, losses, claims, damages or liabilities of a Sellers’ Representative that may arise pursuant to the foregoing shall be several (and not joint or joint and several), and neither Sellers’ Representative shall have any responsibility or liability for the acts or omissions of the other Sellers’ Representative.

(b)            The Sellers’ Representatives shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified from, the Sellers’ Representatives Expense Amount, by each Equityholder, severally (and not jointly or jointly and severally), in accordance with such Equityholder’s Percentage Interests, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Sellers’ Representatives in the performance or discharge of their duties set forth in this Article 9.

Article 10

Definitions

Section 10.1      Certain Terms. The following terms have the respective meanings given to them below:

“280G Approval” has the meaning set forth in Section 5.8(c).

“Additional Leakage and Transaction Expenses” has the meaning set forth in Section 1.4(b).

“Additional Leakage and Transaction Expenses Notice” has the meaning set forth in Section 1.4(b).

“Additional Shareholders” has the meaning set forth in the Preamble.

“Adjusted Consideration” means an amount equal to (a) the Consideration plus (b) the Ticking Fee (if any) plus (c) the Aggregate Option Exercise Price Amount, minus (d) Company Leakage, minus (e) Company Transaction Expenses, minus (f) the Sellers’ Representatives Expense Amount, minus (g) the Company Leakage and Transaction Expenses Reserve Escrow Amount.

“Adjusted Per DSU Consideration” is defined in Section 1.3(b)(iii).

“Adjusted Per Option Consideration” is defined in Section 1.3(b)(i).

“Adjusted Per RSU Consideration” is defined in Section 1.3(b)(ii).

“Adjusted Per Share Consideration” means an amount equal to (a) the Adjusted Consideration, divided by (b) the Aggregate Company Common Shares Deemed Outstanding.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. Notwithstanding the foregoing, other than to the extent any such Persons are acting in concert, directly or indirectly with the Carlyle Investor or H&F Investor to knowingly circumvent or evade the obligations of the Carlyle Investor or the H&F Investor pursuant to this Agreement or any other Transaction Document, including in respect of usage of Confidential Information received directly or indirectly from the Carlyle Investor, H&F Investor or their Representatives, the Carlyle Investor and the H&F Investor’s Affiliates shall not include (a) (i) any investment funds or vehicles advised by or affiliated with Carlyle or H&F, respectively, (ii) any direct or indirect subsidiary of any such fund or vehicle or of Carlyle or H&F, respectively, or (iii) any Person directly or indirectly controlling, controlled by or under common control with any such fund or vehicle or with Carlyle or H&F, respectively, other than due to their relationship with the Group Companies, or (b) any direct or indirect portfolio companies that are investments of or any other assets or direct or indirect subsidiaries of such investment funds or vehicles, in each case, other than for purposes of Sections 3.9 (Material Contracts), 3.22 (Related Party Transactions), 5.6 (Related Party Agreements) and the definition of Company Leakage.

“Aggregate Company Common Shares Deemed Outstanding” means (i) the aggregate number of Company Common Shares outstanding as of immediately prior to the Closing, plus (ii) the aggregate number of Company Common Shares issuable in respect of all in-the-money Company Options with an exercise price that is less than the Adjusted Per Share Consideration that are outstanding as of immediately prior to the Closing, plus (iii) the aggregate number of all Company RSUs outstanding as of immediately prior to the Closing, plus (iv) the aggregate number of all Company DSUs outstanding as of immediately prior to the Closing (giving effect to the accelerated vesting of such Company Options, Company RSUs and Company DSUs, as applicable, in accordance with the Company Share Incentive Plan).

“Aggregate Option Exercise Price Amount” means an amount equal to the aggregate amount that would be paid to the Company in respect of all in-the-money Company Options outstanding as of immediately prior to the Closing had such Company Options been exercised in full with cash.

“Agreement” has the meaning set forth in the Preamble.

“AI Technologies” means, in addition to any definition for “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Law, engineered or machine based techniques and technologies that can mimic human intelligence or use artificial intelligence or machine learning to infer from any input received how to generate outputs such as predictions, content, recommendations or decisions, and that may influence physical or virtual environments, including (i) deep learning, machine learning, large language models and other artificial intelligence technologies, or (ii) Software, or systems that make use of or employ neural networks, support vector machines, random forests, k-means clustering or reinforcement learning.

“Alternative Transaction” means any transaction with a third party (other than Affiliates of Buyer) involving (i) any acquisition of or any merger, amalgamation, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination involving any of the Group Companies or any Company Securities or equity securities of a Subsidiary of a Group Company or a significant portion of the assets of the Business, taken as a whole, (ii) any issuance or sale of shares or shares of capital stock or other equity securities of any Group Company, or (iii) the sale, lease exchange or other disposition of any material portion of the properties or assets of the Business, taken as a whole, in each case, other than the transactions contemplated by this Agreement and the other Transaction Documents.

“Assets” has the meaning set forth in Section 3.10(a).

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Award Agreement” has the meaning set forth in the Company Share Incentive Plan.

“Balance Sheet Date” means December 31, 2024.

“Bermuda Insurance Act” means the Insurance Act 1978 of Bermuda and related regulations thereunder.

“Bermuda Subsidiaries” means Vantage Risk Ltd. and AdVantage Capital Advisors Ltd.

“BMA” means the Bermuda Monetary Authority.

“Burdensome Condition” has the meaning set forth in Section 5.4(a).

“Business” means the business and operations of the Group Companies as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York or Hamilton, Bermuda.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.8(e).

“Buyer Disclosure Schedule” means the letter, dated as of the date hereof, delivered by Buyer to Seller concurrently with the execution of this Agreement and identified as the Buyer Disclosure Schedule.

“Buyer Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impair (a) the consummation by Buyer of any of the transactions contemplated by this Agreement on a timely basis or (b) the compliance by Buyer with its obligations under this Agreement.

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Sanctions” has the meaning set forth in Section 4.12.

“Buyer Surviving Claims” has the meaning set forth in Section 11.1(b).

“Carlyle” means Carlyle Investment Management L.L.C.

“Carlyle Investor” has the meaning set forth in the Preamble.

“Citibank Letter of Credit” means that certain Master Agreement for Issuance of Payment Instruments dated as of December 30, 2022, by and among, Vantage Risk Ltd., and Citibank Europe Plc, as amended, restated, amended and restated and otherwise modified from time to time.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.1(c).

“Company Benefit Plans” means (a) each written employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (b) each bonus, commission or incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based incentive, employment, offer letter, termination, retention, perquisite, change in control, severance, restrictive covenant, supplemental income, vacation, sick leave or other paid time off, insurance, health, welfare or medical benefits, dental benefits, vision benefits, life insurance benefits, accident insurance benefits, cafeteria insurance, flex spending, employee assistance program, disability or sick leave benefits, fringe benefit, workers’ compensation, supplemental unemployment benefits, pension, post-employment or retirement benefit plan, program, policy, arrangement or contract) that is, in each case, for the benefit of any Service Provider that is maintained or contributed to by any Group Company, or with respect to which any Group Company could incur material liability under the Code or ERISA or any similar non-U.S. law or under which any Service Provider (or their spouses, dependents or beneficiaries) participates or has any rights or benefits under in all cases, excluding any Multiemployer Plan.

“Company Closing Statement” has the meaning set forth in Section 1.2(a).

“Company Common Shares” means (a) any voting common shares, par value $10.00 per share, of the Company and (b) any non-voting Common Shares, par value $10.00 per share, of the Company.

“Company DSU” means each deferred stock unit awarded under the Company Share Incentive Plan that is outstanding as of immediately prior to the Closing.

“Company DSU Holder” means a Person holding a Company DSU as of immediately prior to the Closing.

“Company Employees” has the meaning set forth in Section 5.8(a).

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Leakage” means, without duplication, any of the following payments, liabilities or obligations occurring after the Reference Date and on or before the Closing Date:

(a)            any dividend or distribution of profits or assets, or any payments in lieu of any dividend or distribution, declared, paid or made by a Group Company, other than amounts paid or distributed by a wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, including, for the avoidance of doubt, any distribution or dividend to any Related Party or in respect of Company Securities;

(b)            the monetary value of any sale of any securities of any of the Group Companies to a Related Party except (i) to the extent of a Company Common Share issued to a Seller or (ii) Company DSUs, Company Options or Company RSUs issued under the Company Benefit Plan, in each of (i) and (ii), sold or cancelled in the transactions contemplated hereby in exchange for payment of the consideration specified herein;

(c)            any gift or payment made to, Liability assumed or incurred or guarantee or indemnity provided to or for the benefit of a Related Party;

(d)            any repurchase, redemption, or reduction or return of share or loan capital in respect of any equity interests of, or loan to, any Group Company made by any Group Company for the benefit of any Related Party;

(e)            the waiver, discharge or release by a Group Company of any amount owed to it by any Related Party or the forgiveness, release or waiver of any right, debt or claim outstanding against a Related Party for no consideration or for consideration that does not represent fair market value (with the amount of Company Leakage arising under this clause (e) being equal to the amount by which the consideration paid for such forgiveness, release or waiver (if any) falls short of the fair market value attributable to such forgiveness, release or waiver);

(f)            the transfer or surrender of any asset to, liabilities assumed or incurred for the benefit of, or any transaction with, any Related Party by the Group Companies, other than to a Related Party that is not a Sponsor Party in the ordinary course of business on arm’s length terms or pursuant to an employment or compensation agreement in effect on the date hereof;

(g)            any loan, guarantee, indemnity or Lien placed on assets of the Group Companies (other than customary indemnification, advancement of expenses and exculpation provisions in favor of directors and officers or other Related Party as may be set forth in the Organizational Documents of any Group Company or the Investor Shareholders Agreement of the Company) for the benefit or in favor of any Related Party;

(h)            any consulting, advisory, management, service, directors, monitoring fee, bonus or similar payment made or incurred for the benefit of any Equityholder or Equityholder Affiliate, other than, in each case, payments for the benefit of such Equityholder or Equityholder Affiliate that is not a Sponsor Party in their role as Service Provider in the ordinary course of business; and

(i)            in each case (i) together with any Employer Payroll Taxes or other Taxes paid, payable or incurred by any Group Company in respect or as a consequence of any of the matters referred to in the foregoing clauses (a) to (h) above, excluding any Permitted Company Leakage and (ii) if the Ticking Fee Trigger has occurred, including interest on such Company Leakage calculated as (A) the amount of such Company Leakage, multiplied by (B) the average yield on the J.P. Morgan 100% U.S. Treasury Securities Money Market Fund during the period from the date that is (1) the later of (a) January 1, 2026 and (b) date of the incurrence of such Company Leakage (2) through (and including) the Closing Date.

“Company Leakage and Transaction Expenses Reserve Escrow Amount” means an amount equal to $15,000,000.

“Company Option” means an option to acquire Company Common Shares granted under the Company Share Incentive Plan that is outstanding as of immediately prior to the Closing.

“Company Optionholder” means a Person holding a Company Option as of immediately prior to the Closing.

“Company RSU” means each restricted stock unit awarded under the Company Share Incentive Plan that is outstanding as of immediately prior to the Closing and is subject to one or more vesting conditions.

“Company RSU Holder” means a Person holding a Company RSU as of immediately prior to the Closing.

“Company Sanctions” has the meaning set forth in Section 3.13(d).

“Company Securities” has the meaning set forth in Section 3.4(c).

“Company Share Incentive Plan” means that certain Vantage Group Holdings Ltd. 2020 Share Incentive Plan, as amended by that certain Amendment No. 1 to the Vantage Group Holdings Ltd. 2020 Share Incentive Plan, dated as of December 7, 2023.

“Company Shareholder” means a holder of Company Common Shares.

“Company Transaction Expenses” means, on a consolidated basis, without duplication, (a) the amount of all legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses of the (i) Group Companies, or (ii) Sellers (in the case of clause (ii), solely to the extent any Group Company is liable), in each case incurred with respect to the sale process or transactions contemplated by this Agreement, including as a result of the preparation, negotiation and execution of this Agreement and the other agreements contemplated hereby, including the fees and expenses of J.P. Morgan and Solebury, to the extent such fees, expenses and payments are incurred prior to the Closing, (b) any transaction or change-in-control bonuses that are payable by any Group Company to any current or former employee, officer, director or individual independent contractor of any Group Company at or following the Closing that become payable in connection with the transactions contemplated by this Agreement (excluding any severance payable to a Company Employee due to a termination by Buyer after Closing), plus any Employer Payroll Taxes, (c) any Employer Payroll Taxes payable in connection with any amounts payable under Section 1.3(b) in respect of Company Options, Company RSUs and Company DSUs, (d) 50% of all Transfer Taxes and (e) $2,950,632 in respect of the R&W Policy (provided, that, all fees and expenses in connection with any amendment to the R&W Policy, if any, shall be borne by Buyer); provided, that Company Transaction Expenses shall exclude any expenses expressly set forth on the Balance Sheet.

“Confidential Information” means all information or compilations of information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which relate to the businesses of the Group Companies or the transactions contemplated hereby, including economic terms of the transactions contemplated hereby, all analyses, reports, forecasts, studies, actuarial studies, underwriting guidelines, pricing information for reinsurance or distribution arrangements, claims history, samples, trade secrets, financial information, growth projections, marketing plans, business plans or plans of operations, strategic plans, policyholder and customer lists, insurance product designs, research and development, insurance product specifications, patent development and application plans, proprietary software and methods of conducting business. Confidential Information will not, however, include any information that (a) was publicly known and made generally available in the public domain prior to the time of disclosure without the breach of any Persons of their obligations of confidentiality owed to Buyer, the Group Companies or their Affiliates or Representatives, (b) becomes publicly known and made generally available after disclosure by Buyer or by Sellers in compliance with this Agreement as may be required by Law, rules and regulations of any national securities exchange or trading market or Governmental Authority, (c) is retained, in respect of the Sponsor Parties, as general knowledge and experience, in the unaided memory of Sellers or its Representatives who have had access to Confidential Information, without the conscious use or disclosure of such information to the detriment of the Group Companies or benefit of any competitors of the Group Companies, or (d) is subsequently independently conceived by a party or any of its Representatives without use of or reference to Confidential Information as evidenced by such party or such Representative’s respective written records. A person’s memory will be considered to be unaided if the person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. Clause (c) hereof is intended only to alleviate the possibility of inadvertent breach of this Agreement as a result of routine, unaided memory retention without conscious use or disclosure of information that would, if not for such unaided retention, constitute Confidential Information to the detriment of the Group Companies or benefit of any competitors of the Group Companies, and does not allow a Person to use or disclose information known to such Person to be information that would otherwise constitute Confidential Information that is subject to this Agreement.

“Consideration” means $2,100,000,000.

“Continuation Period” has the meaning set forth in Section 5.8(a).

“Contract” means any legally enforceable agreement, contract, subcontract, instrument, lease, commitment, undertaking, understanding, note, indenture, bond, pledge, or other similar arrangements.

“Credit Agreement” means certain Revolving Credit Agreement, dated as of January 30, 2025, by and among Vantage Group Holdings Ltd., as the borrower, the lenders party thereto from time to time and Lloyds Bank Corporate Markets PLC as administrative agent, as amended, restated, amended and restated and otherwise modified from time to time.

“Data Room” means that certain electronic data room hosted by J.P. Morgan and accessible by Buyer and its Representatives for “Project Oracle.”

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any development, change, state of facts, condition, circumstance, occurrence, event or effect.

“Employer Payroll Taxes” means the employer’s portion of any applicable payroll, social security, unemployment, social security costs or contributions or similar Taxes imposed on any Group Company that are attributable to a compensatory payment, in each case determined by assuming the applicable recipient has exceeded the annual FICA wage base limit or any similar phase-out to the extent that such limit is reasonably expected to be exceeded for the calendar year in which the Closing occurs based on such recipient’s year-to-date compensation and ordinary course base wages in effect as of the Closing.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Equity Commitment Letter” has the meaning set forth in Section 4.11(a).

“Equity Commitment Party” has the meaning set forth in Section 4.11(a).

“Equity Financing” has the meaning set forth in Section 4.11(a).

“Equityholder Affiliate” means any Affiliate of an Equityholder, excluding the Group Companies.

“Equityholders” means, collectively, the Company Shareholders, the Company Optionholders, the Company RSU Holders and the Company DSU Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with any of the Group Companies as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” has the meaning set forth in Section 2.2(e).

“Financial Statements” has the meaning set forth in Section 3.6.

“Fraud” means, with respect to the making of a representation or warranty set forth in this Agreement or in a certificate delivered pursuant to Sections 2.3 or 2.4 where, at the time such representation or warranty was made, (a) such representation or warranty was inaccurate, (b) such Person had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was inaccurate, (c) in making such representation or warranty the Person with knowledge of the inaccuracy thereof had the intent to deceive such other party and to induce such other party to rely on such representation or warranty, and (d) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, Fraud does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” has the meaning set forth in Section 3.6.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any nation or government, any federal, national, state, local, municipal or other government or political subdivision thereof, any entity, authority or body exercising administrative, executive, judicial, legislative, regulatory or Tax authority or power of any nature, including any arbitral tribunal or arbitrator, in each case, domestic or foreign, including, for the avoidance of doubt, any Insurance Regulator.

“Governmental Order” means any direction or binding and enforceable order, decision, assessment, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries.

“Guaranty” has the meaning set forth in Section 11.15(a).

“Hazardous Material” means any material, substance or waste that is listed, regulated or otherwise defined as “toxic,” or “hazardous,” a pollutant or contaminant (or words of similar meaning) by any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum, petroleum constituents or byproducts, asbestos-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides, and polychlorinated biphenyls.

“H&F” means Hellman & Friedman LP.

“H&F Investor” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” means, without duplication, (a) any obligation for borrowed money; and (b) any indebtedness evidenced by any note, bond, mortgage, debenture or other debt security or instrument, in the case of clauses (a) and (b), whether incurred, assigned, granted or unsecured, and guarantees of any of the foregoing of any other Person; (c) all obligations under letters of credit, surety bonds, performance bonds, bankers acceptances or similar facilities, in each case, to the extent called or drawn, (d) all obligations for the deferred or unpaid purchase price of property, assets, good, businesses or services provided to the Group Companies, calculated at the maximum amount thereof, including any purchase price settlement or adjustment obligations, contingent payments (including “earn-out”, holdback, performance bonus, note or other contingent obligations), fixed payment obligations or similar payments with respect to prior acquisitions, (e) any declared by unpaid dividends or distributions of the Company, (f) all guarantees, including guarantees of any items set forth in clauses (a) through (f), (g) all obligations that are secured by a Lien on any asset or property of the Group Companies that is not a Permitted Lien, (h) all outstanding, breakage costs and any other costs incurred in connection with the repayment or assumption of any of the items set forth in clauses (a) through (h), if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (h). For the avoidance of doubt, Indebtedness shall not include capital leases entered into in the ordinary course of business.

“Indemnified Person” has the meaning set forth in Section 5.12(a).

“Indemnity Provisions” has the meaning set forth in Section 5.12(a).

“Insurance Companies” means, collectively, Vantage Risk Ltd., VRSIC and VRAC, and each of them, an “Insurance Company.”

“Insurance Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Insurance Contracts” means the insurance or reinsurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing.

“Insurance Laws” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance, reinsurance companies or insurance or reinsurance intermediaries, whether federal, national, provincial, state, local or multinational.

“Insurance Policies” has the meaning set forth in Section 3.21.

“Insurance Regulator” means the applicable Governmental Authority with primary responsibility for regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies or insurance or reinsurance intermediaries, under Insurance Laws in a jurisdiction.

“Intellectual Property” means any and all intellectual property rights in any jurisdiction, whether registered or unregistered (as applicable), including without limitation all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations and extensions and counterparts claiming priority therefrom; (b) intellectual property rights in Software and firmware, including without limitation any such rights in data files, source code, object code and Software-related specifications and documentation; (c) copyrights in works of authorship and other copyrightable works, whether registered or unregistered, and whether or not published; (d) trade secrets and other confidential information; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, logos, slogans, hashtags, rights in social media accounts, social media tags, and other indicia of source, and the goodwill associated therewith; (f) intellectual property rights in proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records; (g) domain name registrations; and (h) including, in each case, any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority or registrar in any jurisdiction.

“Interim Period” has the meaning set forth in Section 5.1.

“Investment Assets” means all investment assets owned by, or held in trust for the benefit of, the Insurance Companies, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.

“Investment Guidelines” means those investment guidelines and liquidity policies of the Group Companies.

“IRS” means the Internal Revenue Service.

“J.P. Morgan” means J.P. Morgan Securities LLC.

“J.P. Morgan Engagement Letter” means the Engagement Letter, dated on or about December 17, 2025, between J.P. Morgan Securities LLC and the Company.

“Knowledge” means: (a) in the case of Sellers, the actual knowledge, after reasonable inquiry, of those Persons listed in Section 10.1(i) of the Seller Disclosure Schedule and (b) in the case of Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed in Section 10.1 of the Buyer Disclosure Schedule.

“Latest Insurance Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Laws” has the meaning set forth in Section 3.13(a).

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Leases” means all leases, licenses, subleases, sublicenses, or other occupancy agreements, together with all amendments, assignments, modifications, supplements, side letters, and other written agreements relating thereto, including any guarantees entered into in connection therewith.

“Liabilities” shall mean direct or indirect Indebtedness, liability, claim, loss, damage, cost, expense, Tax or other monetary responsibility, whether matured or unmatured or fixed or contingent.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, charge, deed of trust, assignment, hypothecation, transfer restriction, adverse claim, option, right of first offer, right of first refusal, condition, conditional title agreement, title retention agreement, title defect (or similar irregularity), lease, sublease, license, easement, encroachment rights of way or other encumbrance or restriction of similar nature in respect of such property or asset.

“Litigation” means any litigation, arbitration, claim, investigation, audit, charge, complaint, inquiry, action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity.

“Lloyds Letter of Credit” means that certain Standby Letter of Credit, dated as of December 3, 2021, by and among, Vantage Risk Ltd., and Lloyds Bank corporate Markets PLC, as amended, restated, amended and restated and otherwise modified from time to time.

“Lookback Date” means January 1, 2023.

“Material Adverse Effect” means any Effect that is or would reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Group Companies, taken as a whole provided that none of the following that arise after the date of this Agreement shall be considered when determining whether a Material Adverse Effect has occurred: (i) any change, development, event or occurrence arising out of or relating to economic conditions generally or capital and financial markets generally, including (A) changes in interest or exchange rates and corresponding changes in the value of the Investment Assets of the Group Companies resulting therefrom, and (B) the impact of increased tariffs and trade disruptions, (ii) any change, development, event or occurrence affecting the industry in which the Business operates, (iii) any change in Laws, GAAP, SAP applicable to the Business or the enforcement or interpretation thereof, after the date hereof, (iv) political conditions generally, acts of war (whether or not declared), terrorism (including cyber-terrorism), military actions, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing, (v) any volcano, tsunami, hurricane, tornado, windstorm, flood, earthquake, wildfire or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance or reinsurance Contracts to which the Company or any of its Subsidiaries is party arising from such a natural disaster), (vi) any change resulting from the execution or public announcement of the transactions contemplated hereby, including any such change relating to the identity of, or facts and circumstances relating to, Buyer or its Affiliates and including any actions by customers, suppliers or personnel (including the impact thereof on the relationships of the Group Companies with customers, suppliers, personnel, policyholders, clients, insureds, cedents, brokers, agents, reinsurance providers, third party capital providers, business partners, service providers or Governmental Authorities), (vii) any action taken by Buyer and any of its Affiliates, agents or Representatives acting on its behalf, (viii) any communication by Buyer or any of its Affiliates or Representatives regarding plans or intentions with respect to modifications in the employment or business relationship between the Group Companies and their respective employees, independent distributors, suppliers, reinsurers, third-party administrators or asset managers following the Closing, (ix) any actions required to be taken or omitted pursuant to this Agreement (other than compliance with the covenants in Section 5.1) or taken with Buyer’s written consent, or (x) the failure, in and of itself, of the Group Companies to achieve any earnings, premiums written, or other financial projections or forecasts (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided, that, in the case of the foregoing clauses (i), (ii), (iii) (iv) and (v), any such change, effect, development or event that affects the Group Companies in a disproportionately adverse manner relative to other participants in the industries, markets or geographies in which the Group Companies operate shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

“New Benefit Plans” has the meaning set forth in Section 5.8(b).

“Non-Disclosure Agreement” means that certain non-disclosure agreement, dated as of August 7, 2025, by and between Pershing Square Capital Management, L.P. and Vantage Services LLC.

“Old Benefit Plans” has the meaning set forth in Section 5.8(b).

“Open Source Software” means any Software code that is distributed as “free software” or “open source software”, or any modification or derivative thereof, or other Intellectual Property that is licensed pursuant to a license that requires, as a condition of use, modification, or distribution of such Intellectual Property, that such Intellectual Property (a) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow such Intellectual Property or portions thereof or interfaces therefor to be reverse engineered, reverse assembled, or disassembled (other than by operation of law); or (d) be redistributable at no license fee. Open Source Software includes Software code that is licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other Software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 3.11(a).

“Paying Agent” means Acquiom Financial LLC.

“Payments Administration Agreement” is defined in Section 1.5(a).

“Payments Schedule” is defined in Section 1.2(b).

“Percentage Interest” means (a) with respect to each Company Shareholder, the percentage determined by dividing (i) the aggregate number of Company Common Shares held by such holder as of immediately prior to the Closing by (ii) the Aggregate Company Common Shares Deemed Outstanding, (b) with respect to each Company Optionholder, the percentage determined by dividing (i) the aggregate number of Company Common Shares issuable in respect of all Company Options outstanding and with an exercise price that is less than the Adjusted Per Share Consideration and held by such holder as of immediately prior to the Closing, assuming all such “in the money” Company Options were exercised in full, by (ii) the Aggregate Company Common Shares Deemed Outstanding, (c) with respect to each Company RSU Holder, the percentage determined by dividing (i) the aggregate number of Company RSUs held by such Company RSU Holder as of immediately prior to the Closing by (ii) the Aggregate Company Common Shares Deemed Outstanding and (d) with respect to each Company DSU Holder, the percentage determined by dividing (i) the aggregate number of Company DSUs held by such Company DSU Holder as of immediately prior to the Closing by (ii) the Aggregate Company Common Shares Deemed Outstanding.

“Permits” has the meaning set forth in Section 3.13(e).

“Permitted Company Leakage” means the amount of any of the following payments or transactions made, or to be made, between a Group Company, on the one hand, and a Related Party, on the other hand, after the Reference Date and before the Closing Date:

(a)            any amount specifically reserved for in the Unaudited Financial Statements to the extent of the amounts so reserved for therein (up to such amounts);

(b)            any ordinary course cash compensation or cash or non-cash benefits (including any reimbursement of out-of-pocket expenses and any short- or long-term non-equity incentive or other compensation, in each case, as agreed by Buyer) not arising in connection with the transactions contemplated hereby (and excluding, for the avoidance of doubt, the issuance of Company Securities other than any payments in connection with the vesting, settlement or exercise of any Company Option, Company RSU or Company DSU outstanding as of the date hereof and disclosed in Section 3.4(b) of the Seller Disclosure Schedule pursuant to the their terms in the ordinary course of business or permitted to be granted under the terms of this Agreement provided that any such Company Security is a Company Option, Company RSU or Company DSU) and employer taxes associated with such amounts, except to the extent payable to a Sponsor Party, (i) payable to the executive or non-executive directors of any Group Company, (ii) made or agreed to be made to any employee or any contractor or consultant of any Group Company in accordance with such individual’s employment, engagement or service, including at-will employment (as applicable) with any Group Company, (iii) pursuant to contractual obligations existing on the date of the Agreement as set forth in Section 3.15(a) of the Seller Disclosure Schedule to any employee, contractor or consultant of any Group Company who becomes a “leaver” or former participant under the terms of any Company Benefit Plan;

(c)            any payment of Adjusted Per Share Consideration in respect of the Company Common Shares, Adjusted Per Option Consideration in respect of Company Options, Adjusted Per RSU Consideration in respect of Company RSUs or Adjusted Per DSU Consideration in respect of Company DSUs;

(d)            any payment made pursuant to this Agreement in respect of Adjusted Per Share Consideration payable to Company Shareholders, Adjusted Per Option Consideration payable to Company Optionholders, Adjusted Per RSU Consideration payable to Company RSU Holders and Adjusted Per DSU Consideration payable to Company DSU Holders;

(e)            any Company Transaction Expenses;

(f)            any payment made or costs, liabilities or expenses incurred or to be incurred or matter undertaken at the written request or with the written consent of Buyer, in each case to the extent such written request or written consent expressly acknowledges that such amount shall constitute Permitted Company Leakage;

(g)            any loan, payment, accrual or asset transfer by the Group Companies for the benefit of the Equityholders or any Equityholder Affiliates to the extent the amount of such loan, payment, accrual or asset transfer has been fully repaid, reimbursed and transferred back, as applicable, to the Group Companies by or on behalf of such Equityholder or Equityholder Affiliate prior to the Closing;

(h)            any payment, distribution or indemnification by a Group Company to another Group Company wholly owned, directly or indirectly, by the Company;

(i)            any repurchase, redemption or return of share capital in respect of any equity interests of any Group Company made by any Group Company in the ordinary course of business not arising in connection with the transactions contemplated hereby other than to a Sponsor Party, pursuant to contractual obligations existing on the date of the Agreement as set forth in Section 3.15(a) of the Seller Disclosure Schedule, (i) for the benefit of any former employee, contractor or consultant of any Group Company or (ii) for the benefit of any employee, contractor or consultant of any Group Company in connection with the repayment of any loan made to such employee, contractor or consultant by any Group Company;

(j)            any ordinary course arm’s length commercial agreements and transactions between any portfolio company of any Seller or its Affiliates and any member of the Group Companies, in an amount not to exceed $1,000,000 in the aggregate across all such portfolio companies taken as a whole;

(k)            any reimbursement of travel and other reasonable and documented out-of-pocket expenses incurred by any member of any board of managers, directors (or other governing body) of any Group Company or any committee thereof for attendance at board meetings and customary indemnification and reimbursement for directors and officers of the Company as set forth in the Organizational Documents; and

(l)            in each case, together with any Tax arising in respect of any of the foregoing.

“Permitted Liens” means each of the following: (a) Liens that secure any undrawn obligations pursuant to the Credit Agreement, the Wells Fargo Letter of Credit, the Lloyds Letter of Credit, or the Citibank Letter of Credit provided that the transactions contemplated hereby do not, or would not with the passage of time, result in a default, event of default, violation of the terms of or acceleration of a right of any lender in respect thereof, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen incurred in the ordinary course of business and other similar Liens imposed by Law for amounts not yet due and payable (or that may thereafter be paid without penalty), (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (e) zoning, building and other generally applicable land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (f) non-exclusive licenses to Intellectual Property executed in the ordinary course of business, (g) any Lien that is disclosed in Section 10.1(ii) of the Seller Disclosure Schedule and (h) Liens arising in the ordinary course of business that do not detract from use or value of any assets of the Group Companies.

“Permitted or Prescribed Accounting Practice” has the meaning set forth in Section 3.6(g).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or applicable Privacy Requirements.

“Privacy Laws” means all applicable Laws, guidance, guidelines and standards relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, content moderation, online safety, online platform regulation, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), restrictions on access to Personal Information or other protected information (including the Department of Justice’s Data Security Program Rule (28 C.F.R. Part 202)), wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Privileged Communications” has the meaning set forth in Section 11.11(b).

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Privacy Requirements.

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing the Insurance Contracts on behalf of the Insurance Companies prior to the Closing.

“Projections” has the meaning set forth in Section 11.13(b).

“R&W Policy” has the meaning set forth in Section 5.11.

“Reference Date” means September 30, 2025.

“Reinsurance Agreement” has the meaning set forth in Section 3.18.

“Related Party” shall mean (a) each Person that directly or indirectly holds equity interests in a Group Company and any Affiliate of such holder of equity interests in a Group Company, (b) each Person that serves as a director, officer, manager, partner, executor or trustee (or in a similar capacity) of a Group Company and their Affiliates, and (c) with respect to an individual described in clause (a) or clause (b) preceding, each family member of such Person; provided no Group Company shall be deemed to be a Related Party of the other Group Companies.

“Related Party Agreements” means any contract, arrangement, understanding, liability agreement, promise, undertaking, indenture, mortgage, lease, sublease, license, sublicense, commitment, guaranty, loan, consent, note or other obligations or transactions (including any intercompany obligations), whether written or oral, between any Group Company, on the one hand, and any Related Party (including any Seller) or any of their respective Affiliates, on the other hand.

“Relevant Buyer Parties” has the meaning set forth in Section 4.12.

“Remaining Funds” is defined in Section 1.4(c).

“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Required Filings” has the meaning set forth in Section 5.4(c).

“Required Materials” has the meaning set forth in Section 1.5(b).

“Reserves” means the reserves, funds or provisions of any Insurance Company for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, allocated and unallocated loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of an Insurance Contract.

“SAP” means the statutory accounting principles and practices prescribed or permitted by the Delaware Department of Insurance or the BMA.

“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; (b) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Group Companies’ information technology systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company Information Systems, or any Personal Information or confidential information stored or otherwise Processed therein; or (c) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Laws.

“Seller Disclosure Schedule” means the letter, dated as of the date hereof, delivered by Seller to Buyer concurrently with the execution of this Agreement and identified as the Seller Disclosure Schedule.

“Seller Fundamental Representations” has the meaning set forth in Section 7.1(a).

“Seller Group” means Sellers, any Affiliate of Sellers and each of their respective former, current or future Affiliates and its and their officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, advisors, successors or permitted assigns.

“Seller Surviving Claims” has the meaning set forth in Section 11.1(c).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representatives” is defined in the Preamble.

“Sellers’ Representatives Expense Amount” is defined in Section 2.2(c).

“Service Provider” means any current or former employee, officer, director or other individual consultant or individual independent contractor of any Group Company, excluding, for the avoidance of doubt, Producers.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code.

“Solebury” means Solebury Capital LLC.

“Solebury Engagement Letter” means the Engagement letter, dated March 31, 2025, between Solebury Capital LLC and the Company.

“Solvent” has the meaning set forth in Section 4.5.

“Sponsor Party” means H&F, the H&F Investor, Carlyle, the Carlyle Investor or their Affiliates.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person; provided, that no entity of which securities or other ownership interests are Investment Assets shall be deemed a Subsidiary of any Group Company.

“Subsidiary Securities” has the meaning set forth in Section 3.5(c).

“Tax” means any federal, state, local or non-U.S. income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax (including all interest and penalties thereon and additions thereto).

“Tax Return” means any return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing that is filed or required to be filed with a Governmental Authority with respect to Taxes.

“Third Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Authority or an Affiliate of Sellers or Buyer).

“Ticking Fee” means, (a) if the Ticking Fee Trigger has occurred, an amount equal to (i) the Consideration multiplied by (ii) the average yield on the J.P. Morgan 100% U.S. Treasury Securities Money Market Fund during the period from January 1, 2026 until the Closing Date and (b) if the Ticking Fee Trigger has not occurred, an amount equal to zero dollars.

“Ticking Fee Trigger” means that (a) the Closing has not occurred on or before June 30, 2026 and (b) the failure of Closing to have occurred on or before June 30, 2026 is not primarily caused by a material breach of this Agreement by the Company or any of the Sellers that results in the failure of a condition set forth in Section 7.1(c) or Section 7.1(d) to be satisfied.

“Transaction Documents” means this Agreement, the Payments Administration Agreement, the Escrow Agreement, the Equity Commitment Letter, the certificates delivered pursuant to Sections 2.3 and 2.4, the Company Closing Statement, the Payments Schedule, any instruments of transfer and conveyance as are reasonably necessary to transfer (or record with any Governmental Authority the transfer of) the Company Common Shares to Buyer in accordance with this Agreement, and each other agreement, document, schedule, exhibit, attachment, annex and document delivered pursuant hereto or in connection with the transactions contemplated hereby.

“Treasury Regulations” means the regulations prescribed under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6.

“Vantage Risk Ltd.” means Vantage Risk Ltd., a Bermuda exempted company limited by shares and registered as a Class 4 re/insurer under the Bermuda Insurance Act.

“VRAC” means Vantage Risk Assurance Company, a Delaware insurance corporation.

“VRSIC” means Vantage Risk Specialty Insurance Company, a Delaware insurance corporation.

“Waived Parachute Payments” has the meaning set forth in Section 5.8(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar applicable Laws relating to any plant closing or mass layoff or similar triggering event.

“Wells Fargo Letter of Credit” means that certain Standby Letter of Credit, dated as of December 10, 2021, by and among, Vantage Risk Ltd., and Wells Fargo Bank, National Association, as amended, restated, amended and restated and otherwise modified from time to time.

Section 10.2      Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement, unless it is clear on its face that it refers to a party or parties to another agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits, Seller Disclosure Schedule and Buyer Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be inclusive and not exclusive, unless used in conjunction with the word “either” or the like. The phrase “to the extent” means the degree to which a matter extends, and not simply “if”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “ordinary course”, “ordinary course of business” and comparable terms refer to the ordinary course of business of the Group Companies, unless reference is expressly made herein to another Person, consistent with past practice. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Law include any amendments to such Law and any successor Law. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. When reference is made to information that has been “made available”, “provided” or “delivered” to Buyer, such reference shall mean that such information was either available for viewing in the Data Room prior to the date hereof or was actually delivered to Buyer at or prior to the applicable time of delivery. When reference is made to information that has been “provided” or “delivered”, such reference shall mean that such information was actually delivered to Buyer at or prior to the applicable time of delivery.

Article 11

Miscellaneous

Section 11.1      Survival; Release.

(a)            Each of the representations and warranties of the parties set forth in this Agreement or in any certificate delivered hereunder shall terminate effective immediately as of the Closing and shall not survive the Closing other than in respect of Fraud. None of the covenants and agreements of the parties contained in this Agreement shall survive the Closing, except for each covenant and agreement requiring performance at or after the Closing, which shall, in each case, expressly survive Closing in accordance with its terms and conditions until fully performed or satisfied, and nothing in this Section 11.1(a) shall be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Sellers will be liable for any breach of any covenant or agreement requiring performance by the Group Companies prior to or at the Closing and Buyer will also be liable for breach of any covenant or agreement requiring performance by the Group Companies after the Closing, and that nothing herein shall limit or affect Sellers’ or Buyer’s or any of their Affiliates’ liability for the failure to comply with their respective covenants or agreements herein or in another Transaction Documents, including any failure to make pay the Closing Payments (in whole or in part) or other amounts payable by them (in whole or in part) as and when required by this Agreement).

(b)            From and after the Closing, to the fullest extent permitted under applicable Law, Buyer (on its own behalf and on behalf of its Affiliates) irrevocably waives and releases any and all rights, claims and causes of action any of them may have against any member of the Seller Group arising out of or relating to (i) the pre-Closing operation of the Group Companies, (ii) ownership of the Company Common Shares, (iii) the subject matter of this Agreement or any Transaction Document, or (iv) relating to any information (whether written or oral), documents or materials furnished by or on behalf of any member of the Seller Group to Buyer or any of its Representatives as part of the transactions contemplated by this Agreement, in each case, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) (other than, and solely with respect to, (a) Fraud, (b) criminal conduct, (c) transactions or Contracts with the Seller Group or their Affiliates that are not Transaction Documents), (d) rights, claims or causes of action arising in connection with this Agreement or in any certificate delivered hereunder or in another Transaction Document that survive the Closing in accordance with Section 11.1(a) or in the other Transaction Documents that by their terms survive the Closing (subject to the terms and conditions therein) and (e) rights that cannot be waived by Law (collectively, clauses (a) – (e), the “Buyer Surviving Claims”). Furthermore, from and after the Closing, without limiting the generality of this Section 11.1, to the fullest extent permitted under applicable Law, no Litigation will be brought, encouraged, supported or maintained by, or on behalf of, Buyer or any of its Affiliates against any member of the Seller Group, and no recourse will be sought or granted against any member of the Seller Group, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Sellers or any other Person set forth or contained in this Agreement or any other Transaction Document, the subject matter of this Agreement or any other Transaction Document, the transactions contemplated hereby, the pre-Closing business, the ownership operation, management, use or control of the business of the Group Companies, any of their respective assets, or any actions or omissions at, or prior to, the Closing, other than, in each case, and solely with respect to, any of the Buyer Surviving Claims.

(c)            From and after the Closing, to the fullest extent permitted under applicable Law, the Seller Group (on its own behalf and on behalf of their Affiliates) irrevocably waives and releases any and all rights, claims and causes of action any of them may have against Buyer and its Affiliates (including the Group Companies) arising out of or relating to (i) the pre-Closing operation of the Group Companies, (ii) ownership of the Company Common Shares, Company Options, Company RSUs, Company DSUs or other rights related thereto, (iii) the subject matter of this Agreement or any Transaction Document, or (iv) relating to any information (whether written or oral), documents or materials furnished by or on behalf of Buyer or the Group Companies or any of their Representatives as part of the transactions contemplated by this Agreement, in each case, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) (other than, and solely with respect to, (a) Fraud, (b) criminal conduct, (c) transactions or Contracts with Group Companies or Buyer or their Affiliates that are not Transaction Documents and that are disclosed in Section 5.6 of the Seller Disclosure Schedule), (d) any of the rights, claims or causes of action arising in connection with this Agreement or in any certificate delivered hereunder or in another Transaction Document that survive the Closing in accordance with Section 11.1(a) or in the other Transaction Documents that by their terms survive the Closing (subject to the terms and conditions therein) and (v) rights that cannot be waived by Law (collectively, clauses (a) – (d) the “Seller Surviving Claims”). Furthermore, from and after the Closing, without limiting the generality of this Section 11.1, to the fullest extent permitted under applicable Law, no Litigation will be brought, encouraged, supported or maintained by, or on behalf of, Seller Group or any of its Affiliates against Buyer or any Group Company or their Affiliates, and no recourse will be sought or granted against Buyer or any Group Company or their Affiliates, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Buyer or the Group Companies or any other Person set forth or contained in this Agreement or any other Transaction Document, the subject matter of this Agreement or any other Transaction Document, the transactions contemplated hereby, the pre-Closing business, the ownership operation, management, use or control of the business of the Group Companies, any of their respective assets, or any actions or omissions at, or prior to, the Closing, other than, in each case, and solely with respect to, any of the Seller Surviving Claims.

Section 11.2      Notices. All notices, requests, demands, claims and other communications to any party hereunder shall be in writing (including e-mail) and shall be given:

(a)            if to Buyer or (after the Closing) the Company,

Howard Hughes Insurance Holdings, LLC

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

Attention:	David O’Reilly
E-mail:	David.O’Reilly@howardhughes.com

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Gary Boss
Andrew Elken
Kirsten Gaeta
E-mail:	gary.boss@lw.com
andrew.elken@lw.com
kirsten.gaeta@lw.com

(b)            if to the Company or Sellers or the Sellers’ Representatives (prior to the Closing),

Vantage Group Holdings Ltd.

30 Woodbourne Ave, 4th Floor

Pembroke HM08

Bermuda

Attention:	General Counsel
E-mail:	legalnotices@vantagerisk.com

with a copy to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001

Attention:	Jonathan E. Levitsky
Alexander R. Cochran
Emily F. Huang
E-mail:	jelevitsky@debevoise.com
arcochran@debevoise.com
efhuang@debevoise.com

(c)            if to the Sellers’ Representatives (post-Closing),

Carlyle Partners VII Cayman Holdings V, L.P.

c/o Carlyle Investment Management L.L.C.
One Vanderbilt Avenue, Suite 3400

New York, New York 10017

Attention:	James Burr; Jitij Dwivedi; Zachary Marshall
E-mail:	james.burr@carlyle.com; jitij.dwivedi@carlyle.com; zachary.marshall@carlyle.com

and

H&F Vantage Aggregator, L.P.

c/o Hellman & Friedman LLC

415 Mission Street, Suite 5700

San Francisco, CA 94118

Attention:	Legal Department; Arrie Park
E-mail:	apark@hf.com

with a copy to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001

Attention:	Jonathan E. Levitsky
Alexander R. Cochran
Emily F. Huang
E-mail:	jelevitsky@debevoise.com
arcochran@debevoise.com
efhuang@debevoise.com

or such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received one (1) Business Day following the date sent (a) when sent by overnight courier, (b) when sent by e-mail during regular business hours or (c) upon personal delivery.

Section 11.3      Amendment; Waivers, etc. This Agreement may be amended, supplemented or otherwise modified only by a written instrument signed by each of Buyer and the Sellers’ Representatives. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought (subject to the ability of the Sellers’ Representatives to waive matters on behalf of Sellers). Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.4      Expenses.

(a)            Except as otherwise provided herein, all costs, fees and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement, and the other Transaction Documents and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense, it being understood that certain costs and expenses of Sellers may be paid by the Group Companies, provided that in such case they are treated as a Company Transaction Expense.

(b)            Notwithstanding anything to the contrary in this Agreement, Buyer shall be solely responsible for fifty percent (50%) of all fees, costs and expenses associated with or payable in connection with obtaining and pursuing coverage under the R&W Policy (as bound on the date hereof) with the other fifty percent (50%) of such fees, costs and expenses borne by the Equityholders as a Company Transaction Expense.

Section 11.5      Governing Law, etc.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE TRANSACTIONS, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND APPELLATE COURTS HAVING JURISDICTION OVER THE FOREGOING AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties; provided, that Buyer may assign this Agreement (or all or any of its rights under this Agreement, in whole or in part) without the consent of any other party to any of its Affiliates (so long as such assignment would not reasonably be expected to prevent or materially delay the Closing or impair the ability of Buyer to perform its covenants and agreements under this Agreement on a timely basis), but such assignment shall not relieve Buyer of its obligations or liabilities hereunder.

Section 11.7      Entire Agreement. This Agreement (including the Seller Disclosure Schedule, Buyer Disclosure Schedule and all other exhibits and schedules hereto) and the other Transaction Documents (when executed and delivered) constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral (other than the Non-Disclosure Agreement to the extent not in conflict with this Agreement, which the parties agree shall terminate at Closing), between the parties with respect to the subject matter hereof.

Section 11.8      Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall take all actions necessary and negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.9      Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, including by facsimile or by electronic delivery in.pdf format, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as otherwise expressly and specifically provided in Sections 5.11 (D&O Liability and Indemnification), 11.1 (Survival; Release), 11.11 (Representation of the Group Companies and Sellers) and 11.12 (Non-Recourse), no provision of this Agreement is intended to or shall confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 11.10      Specific Performance.

(a)            The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (i) the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.5 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement.

(b)            Notwithstanding the foregoing, it is expressly agreed that Sellers will be entitled to specific performance of Buyer’s obligation to pay the Closing Payments and to consummate the transactions contemplated by this Agreement in the event that (i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in full (other than those that by their terms or nature are to be satisfied at the Closing) and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1 and (ii) Sellers have irrevocably confirmed that if specific performance is granted, then the Closing will occur. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(c)            The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 will not be required to provide any bond or other security in connection with any such order. The remedies available to Sellers pursuant to this Section 11.10 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Sellers from seeking to collect or collecting damages related to Buyer’s breach of this Agreement; provided, that under no circumstances will Sellers be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Closing on the one hand, and payment of or any monetary damages, on the other hand.

Section 11.11      Representation of the Group Companies and Sellers.

(a)            Buyer acknowledges that Debevoise & Plimpton LLP have acted as legal counsel to Sellers, the Group Companies and certain of their respective Affiliates in respect of the transactions contemplated hereby, and agrees, on behalf of itself and each of the Group Companies, that Debevoise & Plimpton LLP may continue to act as legal counsel to Sellers and their Affiliates after the Closing. Accordingly, Buyer hereby waives, on behalf of itself and the Group Companies, any conflicts that may arise in connection with Debevoise & Plimpton LLP representing Sellers and their Affiliates after the Closing as such representation may relate to the transactions contemplated by this Agreement, and agrees not to, and to cause each Group Company not to, assert any such conflict or breach of any fiduciary or other duty owed to any Group Company as a basis for disqualifying Debevoise & Plimpton LLP from any such representation.

(b)            Buyer agrees, on behalf of itself and the Group Companies, that (i) all communications constituting attorney-client privilege between Sellers, the Group Companies and any of their respective Affiliates, on the one hand, and Debevoise & Plimpton LLP, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including in respect of Persons other than Buyer (collectively, “Privileged Communications”), shall be deemed to be attorney-client privileged communications for which such privilege belongs solely to Sellers and not to any of the Group Companies, (ii) to the extent that files of Debevoise & Plimpton LLP in respect of such engagement constitute property of its client, only Sellers (and not Buyer or the Group Companies) shall hold such attorney client privilege and (iii) Debevoise & Plimpton LLP shall have no duty to reveal or disclose any Privileged Communications or any such files to any of Buyer or the Group Companies by reason of any attorney-client relationship between Debevoise & Plimpton LLP and any Group Company or otherwise. Buyer agrees that the foregoing attorney-client privilege of Sellers shall be controlled by, and may only be waived by, Sellers.

(c)            Buyer shall not, and shall cause each Group Company not to, use any Privileged Communications for the purpose of asserting, prosecuting or litigating any claims against Sellers or their Affiliates except that Buyer shall be permitted to use against Sellers or their Affiliates (i) underlying facts or information included within such Privileged Communications to the extent not constituting attorney-client privilege, (ii) any Privileged Communications that Sellers or their Affiliates put at issue by using or attempting to use such Privileged Communications against Buyer or its Affiliates, (iii) if any such attorney client privilege is waived and (iv) Privileged Communications if such claims involve Fraud or criminal conduct.

(d)            Buyer shall not, and shall cause each Group Company not to, disclose any Privileged Communications to any Person following the Closing, unless compelled to disclose such Privileged Communications by judicial or administrative process or by other applicable Law or inquiry of a Governmental Authority or in connection with a third-party claim or proceeding in which Sellers and Buyer and its Affiliates are not directly adverse to one another for which Buyer or the Group Companies may assert attorney client privilege. Buyer shall, to the extent legally feasible, promptly upon receipt by Buyer of any subpoena, discovery or other request that calls for the production or disclosure of any Privileged Communications, notify Sellers of the existence of such subpoena, discovery or other request and provide Sellers a reasonable opportunity to assert any rights they may have to prevent the production or disclosure of such Privileged Communications.

(e)            This Section 11.11 will be irrevocable and no term of this Section 11.11 may be amended, waived or modified, without the prior written consent of Debevoise & Plimpton LLP, with respect to paragraph (a) hereof, or Sellers, with respect to paragraphs (b), (c) or (e) hereof.

Section 11.12      Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly and specifically named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Group Company will have any liability (whether in contract, tort, equity, on public policy grounds, under securities Laws or environmental Laws) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

Section 11.13      Acknowledgement by Buyer.

(a)            Buyer acknowledges and agrees, that it has conducted its own investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, Contracts, and prospects of the Group Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties made by the Company and Sellers in this Agreement and the other Transaction Documents and has not relied on, is not relying on, and will not rely on, (i) the Projections (as defined below) or (ii) any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any of Buyer or its Affiliates, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties of the Company and Sellers expressly and specifically set forth in Article 3 and in the other Transaction Documents, in each case, as qualified by the disclosures in the Seller Disclosure Schedule that qualify Article 3 and the terms and conditions (including limitations and exclusions) of this Agreement and the other Transaction Documents. Buyer acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that: (A) the representations and warranties of the Company and Sellers expressly and specifically set forth in Article 3, in each case, as qualified by the disclosures in the Seller Disclosure Schedule that qualify Article 3, and in the other Transaction Documents, and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and the other Transaction Documents, are the sole and exclusive representations, warranties, and statements of any kind made to Buyer and on which Buyer may rely in connection with the transactions contemplated by this Agreement; and (B) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) the completeness or accuracy of, or any omission to state or to disclose, any information, including in any management presentation, the Data Room, the Projections, meetings, calls or correspondence with management of the Group Companies or Sellers and their Affiliates and (2) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, Contracts, and prospects of any Group Company, or the quality, quantity or condition of the Group Companies’ assets, in each case, other than the representations and warranties expressly and specifically set forth in Article 3, as qualified by the disclosures in the Seller Disclosure Schedule that qualify Article 3, and in the other Transaction Documents, are, in each case, specifically disclaimed by Sellers, on their behalf and on behalf of their Affiliates. Buyer, on its own behalf and on behalf of its Affiliates: (x) disclaims reliance on the items in clause (B) in the immediately preceding sentence (other than, for the avoidance of doubt, the items in clause (A) in the immediately preceding sentence), and (y) acknowledges and agrees that it has relied on, is only relying on and will only rely on, the items in clause (A) in the immediately preceding sentence. Without limiting the generality of the foregoing, Buyer acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that neither Sellers nor any other Person (including Affiliates of Sellers), has made, is making or is authorized to make, and Buyer, on its own behalf and on behalf of its Affiliates, hereby waives any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Group Companies’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in Article 3, in each case, as qualified by the disclosures in the Seller Disclosure Schedule that qualify Article 3, and in the other Transaction Documents, and the terms and conditions of, including the limitations and exclusions in, this Agreement and the other Transaction Documents.

(b)            Without limiting the generality of the foregoing, in connection with its investigation, Buyer and its Affiliates and the advisors of the foregoing, have received or may receive, from or on behalf of Sellers, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in any management presentation, the Data Room, management meetings, etc.) (collectively, “Projections”). Buyer acknowledges and agrees, on its own behalf, and on behalf of its Affiliates, that (i) such Projections are being provided solely for the convenience of Buyer to facilitate its own independent investigation of the Group Companies, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Buyer is familiar with such uncertainties, and (iv) Buyer is making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)            Notwithstanding anything to the contrary in this Agreement, other than as set forth herein or in another Transaction Document, neither Sellers nor any of their Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby is intended or shall be construed to be a representation or warranty (express or implied) of Sellers or any of their Affiliates, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (i) the adequacy or sufficiency of the Reserves of the Group Companies, (ii) the future profitability of the Business or (iii) the effect of the adequacy or sufficiency of the Reserves of the Group Companies on any “line item” or asset, liability or equity amount. Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the Reserves of the Group Companies may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby.

(d)            Buyer acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that it will not assert, institute or maintain, and will cause its Affiliates not to assert, institute or maintain, any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.13, including, to the extent otherwise prohibited by this Section 11.13 any such action, suit, claim, investigation, or proceeding with respect to the distribution to Buyer or any of its Affiliates’ use, of any management presentation, the Data Room, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by Sellers or their Affiliates or any failure of any of the foregoing to disclose any information.

(e)            Buyer acknowledges and agrees that the agreements contained in this Section 11.13 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing; and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 11.13, Sellers would not enter into this Agreement.

Section 11.14      Several Liability; Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement:

(a)            The obligations of each Seller under this Agreement shall be several (and not joint or joint and several). No Seller shall be liable for any breach, default or non-performance by any other Seller of any representation, warranty, covenant, agreement or obligation set forth in this Agreement.

(b)            The aggregate liability of any Seller for any and all costs or expenses, judgments, fines, losses, claims, damages or liabilities arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall in no event exceed an amount equal to the proceeds actually received by such Seller pursuant to this Agreement.

(c)            Notwithstanding anything to the contrary in this Section 11.14, no liability is disclaimed or limited in respect of Fraud.

Section 11.15      Buyer Parent Guaranty.

(a)            Buyer Parent, in order to induce Sellers to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) as a primary obligor and not as a surety, the due, punctual and full payment and performance of the obligations of Buyer hereunder (including the obligation to pay the Consideration, Company Transaction Expenses and any Adjusted Consideration), if and when owed. In furtherance of the foregoing, Buyer Parent acknowledges and agrees that if Sellers are entitled to specific performance against Buyer in accordance with Section 11.10 to pay the Closing Payments and to consummate the transactions contemplated by this Agreement, the Sellers (or the Sellers’ Representatives on their behalf) shall also be entitled to specific performance against Buyer Parent to enforce its rights under the Equity Commitment Letter.

(b)            This Guaranty is a guarantee of payment and performance, and not of collection, and Buyer Parent hereby waives any right to require the Sellers’ Representatives, as a condition of payment or performance by Buyer Parent of any payment obligations of Buyer Parent hereunder, to proceed against Buyer in the event that Buyer fails to perform its payment or performance obligations hereunder.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HOWARD HUGHES INSURANCE HOLDINGS, LLC

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

HOWARD HUGHES HOLDINGS INC. (SOLELY FOR PURPOSES OF SECTION 11.15)

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

VANTAGE GROUP HOLDINGS LTD.

By:	/s/ Gregory Hendrick
	Name:	Gregory Hendrick
	Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

CARLYLE PARTNERS VII CAYMAN HOLDINGS V, L.P.

By: TC Group VII Cayman, L.P., its general partner

By: TC Group VII Cayman, L.L.C., its general partner

By:	/s/ Robert Rosen
	Name:	Robert Rosen
	Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

H&F VANTAGE AGGREGATOR, L.P.

By: H&F Vantage Aggregator GP, LLC, its general partner

By: Hellman & Friedman Capital Partners IX, L.P., a managing member

By: HELLMAN & FRIEDMAN INVESTORS IX, L.P., its general partner

By: H&F CORPORATE INVESTORS IX, LTD., its general partner

By:	/s/ Brian Doyle
	Name:	Brian Doyle
	Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

CARLYLE PARTNERS VII CAYMAN HOLDINGS V, L.P., solely in its capacity as a Sellers’ Representative

By: TC Group VII Cayman, L.P., its general partner

By: TC Group VII Cayman, L.L.C., its general partner

By:	/s/ Robert Rosen
	Name:	Robert Rosen
	Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

H&F VANTAGE AGGREGATOR, L.P., solely in its capacity as a Sellers’ Representative

By: H&F Vantage Aggregator GP, LLC, its general partner

By: Hellman & Friedman Capital Partners IX, L.P., a managing member

By: HELLMAN & FRIEDMAN INVESTORS IX, L.P., its general partner

By: H&F CORPORATE INVESTORS IX, LTD., its general partner

By:	/s/ Brian Doyle
	Name:	Brian Doyle
	Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

Annex I

Additional Shareholders

Exhibit A

Form of Payments Administration Agreement

Exhibit B

Escrow Agreement